    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1998
                                                      Registration No. 333-26353
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------


                                    FORM SB-2

                         Post-Effective Amendment No. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         -------------------------------

                              ANTEX BIOLOGICS INC.
              (Exact name of small business issuer in its charter)

                         -------------------------------


            DELAWARE                                2830                          52-1563899
  (State or other jurisdiction          (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)        Classification Code Number)        Identification Number)

                         -------------------------------

                             300 PROFESSIONAL DRIVE
                          GAITHERSBURG, MARYLAND 20879
                                 (301) 590-0129
          (Address and telephone number of principal executive offices)


                                  V.M. ESPOSITO
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             300 PROFESSIONAL DRIVE
                          GAITHERSBURG, MARYLAND 20879
                                 (301) 590-0129
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                         -------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         -------------------------------


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

                         ------------------------------

                             ANTEX BIOLOGICS INC.

           Cross-Reference Between Prospectus and Items of Form SB-2

 Registration Statement Item Number and Heading                       Location in Prospectus
 ----------------------------------------------                       ----------------------
 1.       Front of Registration Statement and Outside Front Cover     Front Cover
          of Prospectus

 2.       Inside Front and Outside Back Cover Pages of Prospectus     Inside Front Cover

 3.       Summary Information and Risk Factors                        PROSPECTUS SUMMARY AND RISK FACTORS

 4.       Use of Proceeds                                             USE OF PROCEEDS

 5.       Determination of Offering Price                             Not Applicable

 6.       Dilution                                                    Not Applicable

 7.       Selling Security Holders                                    SELLING SECURITY HOLDERS

 8.       Plan of Distribution                                        PLAN OF DISTRIBUTION

 9.       Legal Proceedings                                           LEGAL PROCEEDINGS

 10.      Directors, Executive Officers, Promoters and                MANAGEMENT
          Control Persons

 11.      Security Ownership of Certain Beneficial Owners             PRINCIPAL STOCKHOLDERS
          and Management

 12.      Description of Securities                                   DESCRIPTION OF SECURITIES

 13.      Interest of Named Experts and Counsel                       None

 14.      Disclosure of Commission Position on                        MANAGEMENT
          Indemnification for Securities Act Liability

 15.      Organization Within Last Five Years                         None

 16.      Description of Business                                     BUSINESS

 17.      Management's Discussion and Analysis or Plan of             MANAGEMENT'S DISCUSSION AND ANALYSIS
          Operation                                                   OF FINANCIAL CONDITION AND RESULTS OF
                                                                      OPERATIONS

 18.      Description of Property                                     DESCRIPTION OF PROPERTY

 19.      Certain Relationships and Related Transactions              None

 20.      Market for Common Equity and Related Stockholder            MARKET FOR COMMON EQUITY AND RELATED
          Matters                                                     STOCKHOLDER MATTERS

 21.      Executive Compensation                                      EXECUTIVE COMPENSATION

 22.      Financial Statements                                        FINANCIAL STATEMENTS

 23.      Changes in and Disagreements With Accountants on            None
          Accounting and Financial Disclosure

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                                 Subject to Completion
                                                                  April 29, 1998

                              ANTEX BIOLOGICS INC.

                               20,214,690 Shares
                                       of
                                  Common Stock

This Prospectus relates to the resale by the purchasers from Antex Biologics Inc., a Delaware corporation (the "Company" or "Antex") or their transferees (the "Selling Security Holders") of (i) up to 10,071,630 outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issued by the Company as components of Units that were sold by the Company in a private placement completed in April 1995 (the "Private Placement") and (ii) up to 10,143,060 outstanding shares of Common Stock that have been issued by the Company upon the exercise during 1996 of Class B Warrants that also were a component of the Units. The Common Stock currently trades on the OTC Bulletin Board under the symbol "ANTX". The quotation for the Common Stock as of March 31, 1998, on the OTC Bulletin Board was a bid of $1.01 and an asked of $1.03.

The Company has been advised by the Selling Security Holders that they may offer and sell the shares of Common Stock from time to time through or to securities brokers or dealers in the over-the-counter market or in negotiated transactions. In accordance with the Securities Act of 1933, as amended (the "Securities Act"), any confirmation of such sale of the Common Stock by the Selling Security Holders, and any delivery of the Common Stock following a sale, must be accompanied or preceded by this Prospectus, unless the transaction is exempted from registration. The Selling Security Holders and any broker, dealer, or agent that participates with the Selling Security Holders in the sale of the Shares offered hereby may be deemed "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions under the Securities Act. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."

The Company will not receive any proceeds from the resale of the Common Stock by the Selling Security Holders.

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. POTENTIAL INVESTORS
              SHOULD NOT PURCHASE THESE SECURITIES UNLESS THEY CAN
                AFFORD A LOSS OF THEIR ENTIRE INVESTMENT HEREIN.
                          SEE "RISK FACTORS" ON PAGE 8.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                    STATE SECURITIES COMMISSION PASSED ON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY ___, 1998

                                                  TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----

 PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
 USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
 BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
 DESCRIPTION OF PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
 PRINCIPAL STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
 SELLING SECURITY HOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
 PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
 EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
 ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
 INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1


      NO DEALER, SALES PERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               PROSPECTUS SUMMARY

         The following summary should be read in conjunction with, and is qualified in its entirety by, the detailed information and financial statements appearing elsewhere in this Prospectus.

                                  THE COMPANY

         Antex Biologics Inc. ("Antex" or the "Company") is a biopharmaceutical company committed to improving human health by developing new products to prevent and treat infectious diseases and related disorders. The Company concentrates its efforts in the discovery and research of technologies for the development of products for mucosal infections. The Company's focus has been the development of vaccines for respiratory, gastrointestinal and urogenital bacterial diseases. At its inception in August 1991, the Company was focused on researching a proprietary platform ART(TM) (Adhesin-Receptor Technology) for vaccine development. In 1993, the Company broadened its technology base by developing its second platform technology called NST(TM) (Nutriment Signal Transduction). The combination of these two platform technologies provides the tools and reagents to develop new products to prevent, treat and diagnose infectious diseases and their related disorders. The Company's principal executive offices are located at 300 Professional Drive, Gaithersburg, Maryland 20879. The Company's telephone number is (301) 590-0129. See "BUSINESS."

TECHNOLOGIES

         General

         Proteins and nucleic acids, two groups of naturally occurring molecules, and their respective roles in the development and treatment of diseases, have been the subject of numerous studies by the scientific community. The roles of complex carbohydrates and lipids in disease causation and prevention, on the other hand, were largely ignored in the past because of the chemical complexity of these molecules and the difficulty of analyzing them. Their roles in biological functions such as infection, inflammation and other disease processes are now being evaluated more frequently. Advances in molecular biology, bacterial physiology and analytical techniques have enabled scientists to characterize and begin to elucidate the roles of these bioactive molecules in the infectious disease process.

         Complex carbohydrates are associated with mammalian cells in several forms and have been shown to serve as receptors on cell surfaces to which viruses, bacteria and toxins (collectively, "microbes") can adhere, thereby causing infection or disease in the host. Lipids have a variety of functions within the body. Certain types of lipids are reservoirs of nutritional energy; others function in cell-cell adhesion and in communication with other cells; and some make up the architecture of the plasma membranes of individual cells of the body. These particular cell membrane lipids were once thought to function only to maintain the shape and integrity of cells and to serve as a barrier between extracellular and intracellular environments. However, discoveries by the Company's scientists and collaborators have revealed that certain lipids (i.e., glycolipids and phospholipids) overlaying certain cells in the body may play a major role in the pathogenesis of infection by serving as receptors and nutrients for growth of bacteria.

         Adhesin-Receptor Technology

         Generally, the first step in the process of microbial infection is the attachment of microbes to the surface of host cells through a binding process known as adhesion. The Company has developed a proprietary platform technology, ART, to study the precise molecular events that underlie microbial adhesion to host cell receptors. Much like a lock and key, adhesins (the "key"), which are surface proteins on the outer membrane or cell wall of microbes recognize only particular molecular conformations and bind to specific, complementary receptors (the "lock") on the host cell surface. Using ART, the Company has identified host cell receptors and their corresponding microbial adhesins for a number of microbes. The Company believes that certain microbial adhesins may be critical elements in providing a microbe access to the host cell by attaching to the corresponding protein, carbohydrate or lipid receptor, thereby facilitating the colonization (i.e., growth) and subsequent infection of the microbes.

         One means of preventing disease and death from infectious microbes has been immunization by vaccination. Immunization is the act of inducing immunity by active or passive means. Antigens are substances of foreign agents, such as microbes, which signal to the immune system the presence of those particular agents. Once the human immune system identifies these foreign agents (antigens), it produces an immune response through a substance called antibodies, specific proteins that recognize and react with the particular antigen. The presence of the particular antigen on the cell surface of the microbe elicits the corresponding antibody to bind to those cells but not to others. These antibodies are generally effective in neutralizing microbes. Therefore, exposure to the antigen in the form of a vaccine containing the antigen can stimulate the immune system to produce antibodies, thereby inducing immunity against a disease. This process is referred to as "active immunization." However, in some cases, the immune system on its own may not produce the antibodies in sufficient quantity to eliminate the undesirable agents or may not have been stimulated prior to the infection. In such instances, it may then be possible to provide immunity by injecting antibodies directly (rather than inducing their production) that have been produced in another host, either naturally or through vaccination. This process is referred to as "passive immunization."

         One of the most difficult problems inherent in vaccine development is that microbes of the same species often exhibit strain-to-strain diversity with respect to the types of antigens on their surfaces. With such diversity in the composition of microbes of the same species, the effect of some vaccines targeted to a single strain of the microbe may be limited. The Company believes its proprietary ART may aid in circumventing the problems posed by strain diversity and antigen variations within strains. The Company has discovered that some adhesins that occur on the outer membrane or cell wall of certain species of microbes are the same throughout various strains within a given species. In effect, the adhesions are "conserved". Based on data from animal models, the Company believes that the development of human vaccines aimed at stimulating the production of antibodies against these highly conserved proteins (adhesins) should be effective in providing immunity to a wide variety of strains of a given species.

         The first step in the process of developing adhesin vaccines is to identify the host cell receptor and its molecular structure. To date, the Company's scientists have identified the molecular structure of host cell receptors for more than 60 genera of microbes or microbial toxins. Once the receptor is identified, the Company then uses it as a probe to identify and purify the corresponding adhesin for further analysis and vaccine development. Monoclonal or polyclonal antibodies and DNA probes can be used to identify the gene responsible for the adhesin. Sufficient quantities of the protein can be produced for preclinical and clinical testing either by isolating the "native" protein from the original microbe or by producing a "recombinant" protein in another microbe from a genetic clone of the protein.

         Nutriment Signal Transduction

         Microbes require a specific environment and nutrients to survive and reproduce. Not only does the mucosal surface, where more than ninety (90) percent of infections start, serve as a barrier to infection, but it can serve as an environment for bacteria to survive and grow using substances found in the mucus as a nutriment source. NST is the regulation of cell growth through the stimulation or suppression of cellular activities by substances or conditions that nourish/promote or inhibit growth. For upregulation, the application of NST includes the use of physiologically logical signals to permit growth and stimulate the production of clinically relevant microbial antigens. These physiological signals are the growth components and other conditions in the body, such as temperature and oxygen content, used by the microbes to grow. By identifying these growth components and conditions, Antex can duplicate in the laboratory the specific environment found in the body (host).

         The behavior of a microbe during entry and invasion of the host is a balancing act between the microbe and the host. Bacteria grown in an NST environment express antigens that more closely resemble the antigens produced within the body; these antigens may not be expressed in bacteria grown using traditional laboratory conditions. Therefore, these newly expressed antigens or antigenically enhanced microbes should result in more potent and better targeted vaccines for inducing immunity against an infectious agent.

VACCINES

         Effective March 1, 1996, the Company entered into a joint venture with SmithKline Beecham Corporation ("SBB"), and SmithKline Beecham Biologicals Manufacturing s.a., a Belgian affiliate of SBB that is engaged in the development, commercialization and marketing of human vaccines ("SKB") (collectively "SmithKline"). The joint venture, MicroCarb Human Vaccines Inc. (the "Joint Venture"), is a Delaware corporation that is 73.75% owned by the Company and 26.25% owned by SKB. The Joint Venture acquired a worldwide, royalty-free and perpetual license to use certain proprietary technology previously held by the Company. The Joint Venture will engage in research and development involving the application of this proprietary technology with the goal of developing human bacterial vaccine products for commercial sale. The research and development activities of the Joint Venture will be conducted with research support services and facilities provided by the Company and with the financial support of SmithKline.

         The technology that has been acquired by the Joint Venture consists of the application of the Company's ART and NST technologies for use in the development and sale of prophylactic and/or therapeutic human bacterial vaccines, but excluding development of commercial products for use in passive immunization (the "Field"). The Joint Venture has granted to SKB an exclusive, worldwide license to market human infectious disease vaccine products in the Field based on the proprietary technology. In connection with the formation of the Joint Venture, SKB has made a cash payment of $3 million to the Company and SBB has agreed to make research and development payments to the Company, which have included $2.4 million and $2.6 million during the first and second years, respectively, of the Joint Venture. Thereafter, research and development payments are at the option of SmithKline. For the third year, SmithKline has agreed to pay approximately $3.2 million.

         On December 1, 1994, the Company entered into a licensing agreement with Pasteur Merieux Connaught ("PMC"), a wholly-owned subsidiary of Rhone Poulenc Rorer, under which the Company granted to PMC an exclusive license to an otitis media vaccine for nontypeable Haemophilus influenzae. The license is worldwide, with the exception of the Pacific Basin. In exchange for the license, PMC has paid to the Company a license fee and has agreed to pay the Company certain milestone payments and royalties based on commercial sales. PMC will be responsible for the clinical development of the vaccine.

         All of the Company's activities related to the development of human bacterial vaccine products, except for the activity covered by the license agreement with PMC, will be conducted through the Joint Venture. The Company will continue to pursue the development of animal vaccine products as warranted by available resources.


                                  THE OFFERING

         In April 1995, the Company completed the Private Placement in which it sold 70.5 Units, each Unit consisting of 142,860 shares of Common Stock and an equal number of Class B Warrants, each exercisable to purchase one share of Common Stock, to 122 Selling Security Holders in consideration of gross cash proceeds to the Company of $3,525,000. All of the Class B Warrants issued in the Private Placement, plus Class B Warrants exercisable to purchase an additional 71,430 shares of Common Stock issued as the result of an inadvertent over-issuance, were exercised in 1996, resulting in additional gross proceeds to the Company of approximately $5,072,000 before related costs of $215,000. The Private Placement was conducted and the exercise of the Class B Warrants occurred pursuant to exemptions from the registration requirements of the Securities Act. Accordingly, the shares of Common Stock issued in the Private Placement and upon exercise of the Class B Warrants are "restricted securities" within the meaning of Rule 144 under the Securities Act and the shares may not be resold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an exemption from registration. See "PLAN OF DISTRIBUTION."

         The Company has registered under the Securities Act shares of Common Stock for offer and sale pursuant to this Prospectus as described below.

 Securities offered by the Selling Security Holders:    20,214,690 shares of Common Stock

 Common Stock outstanding                               22,480,304 shares (1)

 Use of Proceeds                                        The Company will not receive any proceeds from the
                                                        resale of the shares of Common Stock by the Selling
                                                        Security Holders.  See "USE OF PROCEEDS."

 OTC Bulletin Board Symbol                              Common Stock -- ANTX

 Risk Factors                                           Investment in the Common Stock is highly
                                                        speculative and involves a high degree of risk.
                                                        Prospective purchasers should carefully review the
                                                        factors set forth under "RISK FACTORS."

(1)      Does not include shares of Common Stock issuable upon the exercise of
(i) outstanding stock options held by directors and employees to purchase 4,334,863 shares of Common Stock at exercise prices ranging from $0.37 to $6.00 per share; (ii) a Unit Purchase Option issued in connection with the Private Placement (the "Private Placement Unit Purchase Option") to purchase 24.67 Units, each Unit consisting of 142,860 shares of Common Stock and an equal number of Class B Warrants, at an exercise price of $50,000 per Unit (nor the shares of Common Stock issuable upon exercise of such Class B Warrants); (iii) the right of SKB to convert its interest in the Joint Venture into a maximum of 4,793,685 shares of Common Stock; or (iv) a warrant issued to SKB entitling it to purchase additional shares of Common Stock at an exercise price of $0.37 per share to the extent that additional shares of Common Stock are issued pursuant to the exercise of certain of the instruments identified in clause (i) above, all of the instruments identified in clause (ii) above and substantially all of the Class B Warrants.. See "PRINCIPAL STOCKHOLDERS" and "DESCRIPTION OF SECURITIES."

                             SUMMARY FINANCIAL DATA


                                                                   August 3, 1991
                                                                    (inception)
                             Year Ended          Year Ended              to
                            December 31,        December 31,        December 31,
                                1996                1997                1997
                         -----------------   -----------------   -----------------


 RESULTS OF
 OPERATIONS DATA:

 Revenues  . . . . .     $    3,827,111      $    4,755,712      $    9,454,898

 Net income (loss)       $      535,435      $     (442,676)     $  (12,161,102)

 Earnings (loss)
   per share:
      Basic  . . . .      $        0.03      $        (0.02)
      Diluted  . . .      $        0.02      $        (0.02)

 Weighted average
   shares outstanding:
      Basic  . . . .         16,745,540          22,188,172
      Diluted  . . .         26,100,006          22,188,172





                                                            DECEMBER 31,      DECEMBER 31,
                                                                1996               1997
                                                          ----------------   --------------
 BALANCE SHEET DATA:

 Working capital . . . . . . . . . . . . . . . . . . .    $   5,744,635      $   5,597,482


 Total assets  . . . . . . . . . . . . . . . . . . . .        8,442,190          7,359,245

 Long-term liabilities . . . . . . . . . . . . . . . .          365,817            457,208

 Total liabilities . . . . . . . . . . . . . . . . . .        2,183,403          1,542,705

 Deficit accumulated during the development stage  . .      (11,718,426)       (12,161,102)


 Total stockholders' equity  . . . . . . . . . . . . .        6,258,787          5,816,540


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this Prospectus under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company" constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or activities of the Company, or industry results, to be materially different from any future results, performance or activities expressed or implied by such forward-looking statements. Such factors include: general economic and business conditions, the financial condition of the Company, competition, the Company's dependence on other companies to commercialize, manufacture and sell products using the Company's technologies, the uncertainty of results of preclinical and clinical testing, the risk of product liability and liability for human clinical trials, the Company's dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals of the Company's products and other factors discussed in this Prospectus.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Prospective investors, prior to making an investment in the Company should carefully consider the risks and speculative factors inherent in and affecting the business of the Company and the securities offered hereby, including the following:

         DEVELOPMENT STAGE COMPANY; CUMULATIVE NET LOSS. The predecessor of the Company was founded in March 1988. Following a management buy-out (see "BUSINESS"), the Company began operations as a development stage company in August 1991. None of the Company's proposed vaccine and therapeutic products has yet been commercially developed or sold and only research revenue has been generated. Pursuant to a collaborative arrangement with SmithKline effective March 1996, the Company's human bacterial vaccine product development business is now conducted through the Joint Venture. None of the Joint Venture's proposed human bacterial vaccine products has yet been commercially developed or sold, and no revenue has been generated or is expected to be generated for a number of years, assuming that the product development activities of the Joint Venture are successful. The Company had a net loss from August 3, 1991 (inception), through December 31, 1997, of $12,161,102, and expects to incur losses during the next several years. Prospective investors should be aware of the problems, delays, expenses and difficulties encountered by any development stage company, many of which may be beyond the Company's control. There can be no assurance that the Company will successfully complete the transition from a development stage company to profitability. Furthermore, there is no assurance that, if any vaccine or therapeutic products are developed from the Company's technology and the required regulatory approvals are obtained, any such products can be successfully manufactured or marketed or that the Company will ever achieve profitable operations.

         EARLY STAGE OF RESEARCH AND DEVELOPMENT AND UNPROVEN PRODUCTS; UNCERTAINTY OF PRODUCT REVENUE. The Company's proposed vaccine and therapeutic products and the Joint Venture's proposed vaccine products are in the research stages and will require further research and development, preclinical and clinical testing and investment prior to commercialization in the United States and abroad. There can be no assurance that any of the Company's proposed vaccine and therapeutic products or any of the Joint Venture's proposed vaccine products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, demonstrate substantial protective or therapeutic benefits in the prevention or treatment of any disease, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. It is not anticipated that any of the Company's proposed vaccine and therapeutic products or any of the Joint Venture's proposed vaccine products will receive the requisite regulatory approval for commercialization in the United States for a number of years, if at all, and there can be no assurance that any of the Company's or the Joint Venture's proposed products will ever generate significant product revenue. Because the Company does not receive a royalty on the license of its technology to the Joint Venture, the ability of the Company to realize revenue from any product sales by the Joint Venture will depend upon distributions from the Joint Venture. See "BUSINESS."

         NEED FOR ADDITIONAL FUNDING; LACK OF FINANCING COMMITMENTS OR ARRANGEMENTS. The Company currently does not have sufficient resources to complete the commercialization of its proposed products. The Company may seek the additional funding it requires through joint ventures or other arrangements. There can be no assurance that additional funding will be available to the Company on acceptable terms, if at all. The absence of such additional funding will materially and adversely affect the Company's financial condition and its ability to continue its operations. With respect to the Joint Venture's proposed human bacterial vaccine products, SmithKline was required to make research and development payments to the Company during the first two years of the Joint Venture, which included payments of $2.4 million and $2.6 million during the first and second years, respectively. Thereafter, research and development payments are at the option of SmithKline. For the third year, SmithKline has agreed to pay approximately $3.2 million. There can be no assurance that funding will be available to the Joint Venture after the third year to complete development or commercialization of any of its proposed human bacterial vaccine products. The absence of such funding will have a material and adverse effect on the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

         GOVERNMENT REGULATION. The production and marketing of the Company's and the Joint Venture's proposed products and their respective research and development activities are subject to regulation by numerous governmental authorities in the United States and, to the extent that the Company or the Joint Venture may be engaged in activities outside of the United States, in other countries. In the United States, vaccines, drugs and certain diagnostic products are subject to rigorous review of safety and efficacy by the Food and Drug Administration ("FDA"). The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications or refusal to allow the Company or the Joint Venture to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. The regulatory process for pharmaceutical products, including required preclinical testing, can take a number of years and require the expenditure of substantial resources. There can be no assurance that any vaccine or therapeutic products made by the Company or the Joint Venture will be determined to be safe and efficacious in clinical trials or meet other applicable regulatory standards to receive the necessary approvals for manufacture and marketing. Delays incurred by the Company or the Joint Venture in obtaining requisite U.S. or foreign approvals would materially and adversely affect the Company's financial condition and prospects. See "BUSINESS -- Government Regulation."

         NO ASSURANCE OF PROTECTION OF IMPORTANT PROPRIETARY TECHNOLOGY; LACK OF PATENTS. The Company's success depends, in large part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company has forty-four allowed or issued U.S. and international patents. Currently there are ten pending patent applications in the United States, with corresponding international patent applications. Two of the issued patents and one of the U.S. patent applications, and the corresponding foreign patent applications, are co-owned with other entities. These rights relating to the Company's ART and NST technologies have been licensed to the Joint Venture on an exclusive basis in the Field (subject to certain third party license agreements). There can be no assurance that any of the claims in the pending patent applications will issue as patents, that the Company will develop additional proprietary products that are patentable, that any patents issued to the Company or its licensors will provide the Company with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company or the Joint Venture to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's or the Joint Venture's products or, if patents are issued to the Company or its licensors, design around the patented aspects of the products developed by the Company or the Joint Venture. In addition, the Company or the Joint Venture may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses that may be required would be available, if at all, on terms acceptable to the Company or the Joint Venture. If the Company or the Joint Venture does not obtain such licenses, it could encounter delays in product introductions, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. The Company or the Joint Venture could incur substantial costs in defending itself in suits brought against it on such patents or in bringing suits against other parties to enforce its rights. See "BUSINESS -- Patents and Other Rights."

         INTENSE COMPETITION AND POSSIBLE TECHNOLOGICAL OBSOLESCENCE. The Company and the Joint Venture are engaged in rapidly evolving and highly competitive fields. Competition from biotechnology and pharmaceutical companies is intense. Many of these companies have capital resources, research and development staffs, facilities and experience in obtaining regulatory approvals (as well as in the manufacturing, marketing and distribution of products) substantially greater than those of the Company and the Joint Venture. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. In addition, recently developed technologies or technologies that may be developed in the future are, or may be, the basis for competitive products. There can be no assurance that the Company's and the Joint Venture's competitors will not succeed in developing technologies and products that are more effective and/or less costly than any that may be developed by the Company or the Joint Venture or which could render the Company's or the Joint Venture's technologies obsolete. See "BUSINESS -- Competition."

         LACK OF MANUFACTURING AND MARKETING EXPERIENCE; DEPENDENCE ON OUTSIDE PARTIES FOR THE COMMERCIAL DEVELOPMENT OF PRODUCTS. Neither the Company nor the Joint Venture owns or leases any commercial manufacturing facilities. If any of the Company's or the Joint Venture's proposed products are successfully developed and/or approved by applicable regulatory agencies, the Company will seek to manufacture, market or distribute such products through others pursuant to licensing, distribution or similar collaborative arrangements, such as the license granted by the Joint Venture to SmithKline. The Company may, in certain instances, seek to manufacture, market or sell a product directly. The Company has no experience with the commercial development of products and to the extent the Company determines to manufacture or directly market and sell any products, it will, among other things, have to attract and retain experienced personnel. There can be no assurance that the Company will be able to attract and retain qualified or experienced personnel for such purposes or that any efforts undertaken by such personnel will be successful. See "BUSINESS -- Strategy for Commercial Development."

         DEPENDENCE UPON, ATTRACTION AND RETENTION OF KEY PERSONNEL. Both the Company and the Joint Venture are highly dependent on the principal members of the Company's management and scientific staff, particularly, V.M. Esposito, its President and Chief Executive Officer. Although the Company has entered into an employment contract with, and maintains key-man insurance in the amount of $2,000,000 on the life of, Dr. Esposito, the loss of Dr. Esposito could have a material adverse effect on the Company's and the Joint Venture's business. The success of the Company and the Joint Venture will depend, in large part, on the ability of the Company to attract and retain highly qualified scientific and business personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for the commercial development of the products of the Company and the Joint Venture. See "BUSINESS -- Competition" and "MANAGEMENT."

         POTENTIAL PRODUCT LIABILITY; LACK OF INSURANCE. The Company's business will expose it to product liability risks that are inherent in the testing, manufacturing, marketing and sale of vaccine and therapeutic products. If available, product liability insurance generally is expensive for such products. The Company does not currently have any product liability insurance and there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms or that any insurance maintained will provide adequate protection against potential liabilities. In the case of the Joint Venture, SmithKline is obligated to indemnify the Company for any liability or losses relating to products developed by Antex on behalf of the Joint Venture and/or SKB, including commercial sales, except that the Company is obligated to indemnify SmithKline for any such liabilities or losses that result from the gross negligence or willful misconduct of the Company or the Joint Venture. In addition, SmithKline is required to maintain product liability and clinical trial insurance against such liability. In the event of a successful product liability suit against the Company or the Joint Venture, a lack or insufficiency of insurance coverage could have a material adverse effect on the Company.

         POTENTIAL FOR CONFLICTS OF INTEREST. Certain stockholders of GalaGen, an entity to which the Company has licensed a portion of its technology, own an interest in another entity that is engaged in areas competitive with the Company. GalaGen could sublicense a portion of the Company's technology to such entity, among others. See "BUSINESS -- Strategy for Commercial Development."

         POSSIBLE DELAY OR LIMITATION ON UTILIZATION OF EXISTING NET OPERATING LOSSES. Due to certain changes in ownership, as determined under the Internal Revenue Code of 1986, as amended, the Company's ability to utilize tax net operating loss carryforwards prior to April 1995 is limited. A further substantial change in ownership of the Common Stock could further delay or limit the utilization of the Company's existing net operating loss carryforwards and credits. As of December 31, 1997, the Company had net operating loss carryforwards of approximately $11,884,000 for federal and state tax reporting purposes which will expire substantially in years 2006 to 2012.

         DIVIDENDS. The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying cash dividends in the foreseeable future. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS -- Dividend Policy."

         ANTI-TAKEOVER PROVISIONS; POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes, without further stockholder action, the issuance of up to 5,000,000 shares of preferred stock on terms that may be fixed from time to time by the Company's Board of Directors. The terms of any series of preferred stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. The Certificate of Incorporation also provides for the Board of Directors to be divided into three classes which serve for staggered three-year terms. These provisions could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. See "MANAGEMENT" and "DESCRIPTION OF SECURITIES."

         DELAWARE ANTI-TAKEOVER LAW. The Company is subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder unless: (i) prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting securities, as defined in Section 203; or
(iii) subsequent to such time, the business combination is approved by both the board of directors and the stockholders. "Business combination" generally is defined to include mergers, asset sales and certain other transactions with an "interested stockholder." An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Although
Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

         LIMITATION ON MARKETABILITY OF COMPANY SECURITIES. Based on current qualification requirements, the Common Stock is not eligible for inclusion in the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") system, which consists of the Nasdaq National Market and the Nasdaq Small-Cap Market. In order for the Common Stock to qualify for inclusion in the Nasdaq Small-Cap Market, among other requirements, the Company must have total assets of at least $4.0 million, capital and surplus of at least $2.0 million and a minimum bid price of at least $4.00 per share. The qualification requirements for the Nasdaq National Market are more rigorous. Currently, the Common Stock is quoted on the OTC Bulletin Board, an electronic medium for stock not eligible for inclusion in Nasdaq, through which participating broker-dealers display bid and asked quotations. Quotations on the OTC Bulletin Board are not available directly to the public. Accordingly, a purchaser of the Common Stock may find it difficult to obtain accurate quotations as to the market value of the securities and may experience greater difficulties in attempting to sell the securities than if these were listed on a stock exchange or quoted on Nasdaq.

         Because the market price of the Common Stock is less than $5.00, the Common Stock is classified as a "penny stock." As such the Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of such securities to persons other than a person who qualifies as an "established customer" or an "accredited investor." Among other requirements, a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and make certain special disclosures to the customer concerning the risks of penny stocks. Because of the application of the penny stock rules to the Common Stock, the market liquidity for such securities could be adversely affected, which in turn may affect the ability of the purchasers of the Common Stock to resell the securities.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the resale of the shares of Common Stock offered hereby by the Selling Security Holders.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK

         The Common Stock traded on the Nasdaq Small-Cap Market until January 11, 1995, at which time it was deleted. The Common Stock is currently quoted on the OTC Bulletin Board under its symbol "ANTX". The range of high and low closing bid prices for the Common Stock for the years ended December 31, 1996 and 1997 and the first quarter of 1998, as reported by Nasdaq, is presented below. Such quotations reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                 High                       Low
                                 ----                       ---


    1996
    ----


    1st Quarter                 23/32                       1/4

    2nd Quarter               1-15/16                     11/32

    3rd Quarter                1-7/16                     13/16

    4th Quarter                1-1/16                     17/32


    1997
    ----

    1st Quarter                     1                     17/32

    2nd Quarter                 13/16                     17/32

    3rd Quarter                 1-1/4                      9/16

    4th Quarter               1-19/32                     23/32


    1998
    ----

    1st Quarter                 1-1/4                     27/32


         As of April 10, 1998, there were approximately 150 holders of record of the Common Stock.

DIVIDEND POLICY

         The Company has not in the past paid dividends on its Common Stock and does not anticipate that any cash dividends will be paid in the foreseeable future.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         The Company commenced operations in August 1991.

         Effective March 1, 1996, the Company executed definitive agreements with SmithKline which established the Joint Venture to develop and commercialize human bacterial vaccines utilizing the Company's proprietary technologies (see
Note 6 to the financial statements).

         The strategic alliance with SmithKline is consistent with one aspect of the Company's overall strategy which, since its inception, has been to establish strategic partnerships and to focus on researching technologies with the goal of developing new products to prevent and treat infectious diseases and related disorders. The Company is operating as a development stage enterprise.


RESULTS OF OPERATIONS

         Revenues for 1997 totalled $4,755,712 consisting of human bacterial vaccine research and development support of $2,820,612 and reimbursable expenses incurred of $1,275,726 pursuant to the strategic alliance with SmithKline, $509,374 from Small Business Innovation Research grants, and a $150,000 milestone payment from Pasteur Merieux Connaught.

         Revenues for 1996 totalled $3,827,111 consisting of $1,669,752 from the sale of the equity interest in the joint venture to SmithKline, human bacterial vaccine research and development support of $1,655,802, reimbursable expenses incurred of $241,649, a milestone payment to the Joint Venture of $150,000, and grant revenue of $109,908.

         Research and development expenses in 1997 increased 79.2% to $3,859,116 in comparison to $2,154,047 in 1996 due to increased efforts and expenditures for additional personnel resulting directly from the increase in activities attributable to the strategic alliance with SmithKline, and to the production of vaccine materials and the costs incurred in the conducting of clinical trials.

         General and administrative expenses in 1997 increased 31.3% to $1,643,189 in comparison to $1,251,556 in 1996. The increase was attributable primarily to the fees incurred in connection with overseas patent application filings, such fees being reimbursable to the Company pursuant to the provisions of the strategic alliance with SmithKline, and to increases in legal fees and public relations activities. These increases were offset in part by the decrease in bonuses awarded to executive officers in 1997.

         The increase in interest income for 1997 of $85,074 reflects the improved cash position of the Company in comparison to 1996.

         In February 1997, the Company paid off the remaining balance of the obligation arising from the sale/leaseback agreement, thereby eliminating the related future interest payments.


LIQUIDITY AND CAPITAL RESOURCES

         In connection with the Company's strategic alliance with SmithKline, the Company received $2,600,000 of funding for research and development of human bacterial vaccines in 1997. In addition, the Company is reimbursed by SmithKline on an ongoing basis for expenses that the Company incurs in connection with the agreed upon production of vaccine material for clinical trials, the conduct of agreed upon clinical trials, and the agreed upon prosecution and maintenance of the Company's patents and patent applications.

         The Joint Venture continues to assess to which human bacterial vaccine research projects resources will be allocated. The Company anticipates that its research and development expenses related to human bacterial vaccines will continue to be substantial for the foreseeable future and anticipates that substantial funding will be provided through the strategic alliance with SmithKline. The Company also plans to utilize a portion of its available resources to pursue other research and development activities in the field of therapeutics. To fund these research and development activities and general and administrative expenses, the Company will be required to rely on its current assets and future financings.

         For 1998, the Company currently anticipates that it will increase its total employees and contract personnel by approximately three from a 1997 year end total of 30.

         As a development stage company, the Company's operating activities have been limited primarily to research and development involving its proprietary technologies, and accordingly, have generated limited revenues. The Company is scheduled to receive approximately $3,200,000 in 1998 in research and development payments from SmithKline covering the period March 1, 1998 to February 28, 1999. Additionally, the costs incurred by the Company associated with the conduct of an ongoing Phase I clinical trial for Helicobacter pylori and agreed upon clinical trials for Campylobacter jejuni, the agreed upon production of vaccine material, and the agreed upon prosecution of the Company's patents and patent applications are reimbursable by SmithKline. SmithKline's second option to increase its ownership in the Joint Venture, at a cost of $1,000,000, expires on October 1, 1998. Research currently being performed by the Company under a Phase II Small Business Innovation Research grant from The National Institutes of Health pertaining to the Company's vaccine for Chlamydia trachomatis, and which expires in 1998, is anticipated to generate approximately $160,000 in payments. The Company is also scheduled to receive a milestone payment from Pasteur Merieux Connaught of $500,000 in December 1998.

         With respect to the Company's negotiations to extend its facility lease and expand its existing space, financing for the expansion and any related renovations would be provided by the landlord. It is anticipated that any funds required in excess of the amount provided by the landlord will be obtained through equipment financing and/or by utilizing the current assets of the Company.

         In order to fully fund its operations over the longer term, the Company will continue to seek additional financing. The Company has no lines of credit. In seeking additional funding, the Company continues to examine a range of possible transactions, including: additional strategic alliances; the exercise of the unit purchase option issued to the Placement Agent in connection with the 1995 private placement; possible increases in research and development funding by SmithKline; and the exercise by SmithKline of its warrant to the extent that it becomes exercisable. Additional public offerings and private placements, and the filing of additional applications for Small Business Innovation Research grants are also possible sources of funds. However, there is no assurance that additional funds will be available from these or any other sources or, if available, that the terms on which such funds can be obtained will be acceptable to the Company.


ENVIRONMENTAL MATTERS

         The Company has been identified as one of approximately 800 potentially responsible parties by the United States Environmental Protection Agency ("EPA") for a site cleanup in Denver, Colorado, where the Company sent hazardous materials for disposal. Under the provisions of a proposed settlement developed by independent mediators, the Company's share of the total cleanup costs has been calculated to be less than $6,500.


NEW ACCOUNTING STANDARDS

         The Financial Accounting Standards Board has issued two new standards which become effective for reporting periods beginning after December 15, 1997. Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. The Company will begin making the additional disclosures required by SFAS 130 in the first quarter of 1998. SFAS 131, Disclosures about Segments of an Enterprise and Related Information, requires financial and descriptive information with respect to "operating segments" of an entity based on the way management disaggregates the entity for making internal operating decisions. The Company will begin making the disclosures required by SFAS 131 with financial statements for the year ending December 31, 1998.


YEAR 2000 DISCLOSURE

         The Company has analyzed its computer systems and related applications to assess the expected impact of the Year 2000 date recognition issue on these systems and applications. Management does not anticipate that the costs associated with the Year 2000 issue will have a material adverse affect on the financial condition or results of operations of the Company.

REVERSE STOCK SPLIT

         On March 26, 1998, the Board of Directors approved resolutions to amend the Certificate of Incorporation to effect a reverse stock split, subject to shareholder approval. If effected, the reverse stock split would be in the range of one-for-four to one-for-ten.

                                    BUSINESS

         The Company is a biopharmaceutical company committed to improving human health by developing new products to prevent and treat infectious diseases and related disorders. The Company concentrates its efforts in the discovery and research of technologies for the development of products for mucosal infections. The Company's focus has been the development of vaccines for respiratory, gastrointestinal and urogenital bacterial diseases. At its inception in August 1991, the Company was focused on researching a proprietary platform ART (Adhesin-Receptor Technology) for vaccine development. In 1993, the Company broadened its technology base by developing its second platform technology called NST (Nutriment Signal Transduction). The combination of these two platform technologies provides the tools and reagents to develop new products to prevent, treat and diagnose infectious diseases and their related disorders.


                                    BUSINESS

TECHNOLOGY OVERVIEW

         General

         Proteins and nucleic acids, two groups of naturally occurring molecules, and their respective roles in the development and treatment of diseases, have been the subject of numerous studies by the scientific community. The roles of complex carbohydrates and lipids in disease causation and prevention, on the other hand, were largely ignored in the past because of the chemical complexity of these molecules and the difficulty of analyzing them. Their roles in biological functions such as infection, inflammation and other disease processes are now being evaluated more frequently. Advances in molecular biology, bacterial physiology and analytical techniques have enabled scientists to characterize and begin to elucidate the roles of these bioactive molecules in the infectious disease process.

         Complex carbohydrates are associated with mammalian cells in several forms and have been shown to serve as receptors on cell surfaces to which viruses, bacteria and toxins (collectively, "microbes") can adhere, thereby causing infection or disease in the host. Lipids have a variety of functions within the body. Certain types of lipids are reservoirs of nutritional energy; others function in cell-cell adhesion and in communication with other cells; and some make up the architecture of the plasma membranes of individual cells of the body. These particular cell membrane lipids were once thought to function only to maintain the shape and integrity of cells and to serve as a barrier between extracellular and intracellular environments. However, discoveries by the Company's scientists and collaborators have revealed that certain lipids (i.e., glycolipids and phospholipids) overlaying certain cells in the body may play a major role in the pathogenesis of infection by serving as receptors and nutrients for growth of bacteria.

         Adhesin-Receptor Technology

         Generally, the first step in the process of microbial infection is the attachment of microbes to the surface of host cells through a binding process known as adhesion. The Company has developed a proprietary platform technology, ART, to study the precise molecular events that underlie microbial adhesion to host cell receptors. Much like a lock and key, adhesins (the "key"), which are surface proteins on the outer membrane or cell wall of microbes recognize only particular molecular conformations and bind to specific, complementary receptors (the "lock") on the host cell surface. Using ART, the Company has identified host cell receptors and their corresponding microbial adhesins for a number of microbes. The Company believes that certain microbial adhesins may be critical elements in providing a microbe access to the host cell by attaching to the corresponding protein, carbohydrate or lipid receptor, thereby facilitating the colonization (i.e., growth) and subsequent infection of the microbes.

         One means of preventing disease and death from infectious microbes has been immunization by vaccination. Immunization is the act of inducing immunity by active or passive means. Antigens are substances of foreign agents, such as microbes, which signal to the immune system the presence of those particular agents. Once the human immune system identifies these foreign agents (antigens), it produces an immune response through a substance called antibodies, specific proteins that recognize and react with the particular antigen. The presence of the particular antigen on the cell surface of the microbe elicits the corresponding antibody to bind to those cells but not to others. These antibodies are generally effective in neutralizing microbes. Therefore, exposure to the antigen in the form of a vaccine containing the antigen can stimulate the immune system to produce antibodies, thereby inducing immunity against a disease. This process is referred to as "active immunization." However, in some cases, the immune system on its own may not produce the antibodies in sufficient quantity to eliminate the undesirable agents or may not have been stimulated prior to the infection. In such instances, it may then be possible to provide immunity by injecting antibodies directly (rather than inducing their production) that have been produced in another host, either naturally or through vaccination. This process is referred to as "passive immunization."

         One of the most difficult problems inherent in vaccine development is that microbes of the same species often exhibit strain-to-strain diversity with respect to the types of antigens on their surfaces. With such diversity in the composition of microbes of the same species, the effect of some vaccines targeted to a single strain of the microbe may be limited. The Company believes its proprietary ART may aid in circumventing the problems posed by strain diversity and antigen variations within strains. The Company has discovered that some adhesins that occur on the outer membrane or cell wall of certain species of microbes are the same throughout various strains within a given species. In effect, the adhesions are "conserved". Based on data from animal models, the Company believes that the development of human vaccines aimed at stimulating the production of antibodies against these highly conserved proteins (adhesins) should be effective in providing immunity to a wide variety of strains of a given species.

         The first step in the process of developing adhesin vaccines is to identify the host cell receptor and its molecular structure. To date, the Company's scientists have identified the molecular structure of host cell receptors for more than 60 genera of microbes or microbial toxins. Once the receptor is identified, the Company then uses it as a probe to identify and purify the corresponding adhesin for further analysis and vaccine development. Monoclonal or polyclonal antibodies and DNA probes can be used to identify the gene responsible for the adhesin. Sufficient quantities of the protein can be produced for preclinical and clinical testing either by isolating the "native" protein from the original microbe or by producing a "recombinant" protein in another microbe from a genetic clone of the protein.

         Nutriment Signal Transduction

         Microbes require a specific environment and nutrients to survive and reproduce. Not only does the mucosal surface, where more than ninety (90) percent of infections start, serve as a barrier to infection, but it can serve as an environment for bacteria to survive and grow using substances found in the mucus as a nutriment source. NST is the regulation of cell growth through the stimulation or suppression of cellular activities by substances or conditions that nourish/promote or inhibit growth. For upregulation, the application of NST includes the use of physiologically logical signals to permit growth and stimulate the production of clinically relevant microbial antigens. These physiological signals are the growth components and other conditions in the body, such as temperature and oxygen content, used by the microbes to grow. By identifying these growth components and conditions, Antex can duplicate in the laboratory the specific environment found in the body (host).

         The behavior of a microbe during entry and invasion of the host is a balancing act between the microbe and the host. Bacteria grown in an NST environment express antigens that more closely resemble the antigens produced within the body; these antigens may not be expressed in bacteria grown using traditional laboratory conditions. Therefore, these newly expressed antigens or antigenically enhanced microbes should result in more potent and better targeted vaccines for inducing immunity against an infectious agent.

PRODUCTS UNDER RESEARCH AND DEVELOPMENT

         The Company is currently conducting research and development activities with respect to several product areas which are based on its ART and NST technologies.

         ENTERIC DISORDERS

         Peptic Ulcers and Stomach Cancers

         Discovered in 1983, Helicobacter ("H.") pylori is now recognized as the predominant cause of ulcers. Scientists estimate that this spiral-shaped bacterium leads to 90 percent of duodenal ulcers and 80 percent of gastric ulcers. This organism is present in all parts of the world. The prevalence of infection increases with age, with greater than 90 percent of people by age 20 in developing countries and 50-60 percent of people over 60 in developed countries infected with this bacteria. The CDC estimates that two-thirds of the world's population is infected with H. pylori, including about 25 million Americans. More recently, this bacteria has been associated with stomach cancer. No single agent therapy has been found to wipe out this infection, and antibiotic resistance is increasing.

         The Company is engaged in ongoing efforts aimed at developing a vaccine for H. pylori. Using NST technology, the Company has produced H. pylori bacteria that are antigenically enhanced when compared to conventionally grown H. pylori. These cells have been inactivated (killed) and combined with a proprietary mucosal adjuvant for use as a vaccine. A clinical trial is in progress under a U.S. Food and Drug Administration ("FDA") Investigational New Drug Application ("IND") to assess the safety and immunogenicity of this H. pylori vaccine preparation. This randomized double-blinded Phase I clinical trial is being conducted in volunteers with and without subclinical gastric infection. Preclinical models indicate that the vaccine has both prophylactic and therapeutic applications.

         In addition, Company scientists and collaborators have identified host cell receptors and have purified adhesins from H. pylori. The Company has cloned the genes, produced the recombinant proteins and produced quantities of the adhesins for preclinical animal testing. See "Production Facility". Further, the Company is evaluating other surface proteins and acellular antigens as potential vaccine candidates.

         These potential vaccine products for use in humans have been licensed to SmithKline (See "Strategy for Commercial Development.") through the Joint Venture for further development and possible commercialization. The Company may enter into other collaborations regarding these and other potential products for uses other than as human vaccines. (See "Strategy for Commercial Development.")

         Diarrheal and Contaminated Food and Water Disorders

         Currently, in the U.S. the leading cause of contaminated food-borne illness, including severe diarrhea and gastritis, is Campylobacter jejuni ("Campylobacter"). The Centers for Disease Control and Prevention ("CDC") reports that four million Campylobacter infections occur in the U.S. each year. International public health officials estimate that Campylobacter annually causes 400 to 500 million cases of diarrhea worldwide. Seemingly mild, diarrheal diseases are responsible for 200 to 800 deaths a year in the U.S. and more in other countries. Using NST technology, the Company has produced Campylobacter bacteria that are antigenically enhanced compared to conventionally grown Campylobacter.

         In 1994, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the United States Navy to clinically test the Company's vaccine to prevent diarrhea caused by enteropathogenic Campylobacter (See "Strategy for Commercial Development."). Two successful Phase I clinical trials have been completed and a Phase II trial is ongoing. The first trial completed was a Phase I clinical study which demonstrated the safety and immunogenicity of the inactivated Campylobacter whole cell vaccine preparation. The second Phase I clinical study demonstrated the safety and immunogenicity of a vaccine preparation consisting of the inactivated Campylobacter whole cells in combination with a mucosal adjuvant.

         Shigella is another leading cause of diarrheal disease worldwide with over 1 billion cases reported worldwide. Infection is most common in children 1 to 4 years old. There is no vaccine available. NST is being used to produce antigenically enhanced Shigella. A Shigella vaccine is in preclinical testing that may provide efficacy against this diarrheal disease.

         These potential vaccine products for use in humans have been licensed to SmithKline through the Joint Venture for further development and possible commercialization. The Company may enter into other collaborations regarding these and other potential products for uses other than as human vaccines. See "Strategy for Commercial Development."

         RESPIRATORY DISEASES

         Otitis Media

         Middle ear infections, known as otitis media, are the most frequent reason children visit doctors, and the most common cause of hearing loss in children. Eighty percent of all children will have at least one episode of otitis media and over $2 billion is spent annually for the care of otitis media in the U.S. Otitis media is caused primarily by bacterial infections. Two of these bacteria are Haemophilus influenzae (nontypeable) and Moraxella ("M.") catarrhalis. The current treatment of choice for otitis media is antibiotic therapy. However, because of the increase in the incidence of antibiotic resistant strains of these bacteria and the costs associated with the treatment of this disease, the Company believes that an otitis media vaccine would be a preferable alternative for addressing this disease.

         The Pittsburgh Otitis Media Research Center estimates that H. influenzae nontypeable is present in over 25% of otitis media infections. The Company has identified an adhesin, Hin47, of H. influenzae and has successfully cloned the gene for production of the recombinant adhesin. This adhesin is extremely conserved in H. influenzae. The recombinant form of the adhesin has been shown in animal studies to elicit an immune response.

         In December 1994, the Company entered into a license agreement with Pasteur Merieux Connaught, a wholly-owned subsidiary of Rhone Poulenc Rorer, under which the Company granted to PMC an exclusive license to develop, manufacture and sell one or more vaccines based on the Company's proprietary H. influenzae Hin47 protein. See "Strategy for Commercial Development". The Company continues to collaborate with PMC in evaluation of this technology and has received the first and second milestone payments according to the agreement.

         In addition, the Company continues to identify other novel proteins from H. influenzae using both NST and ART technologies. The Company has also identified novel outer membrane proteins from Moraxella catarrhalis, another primary cause of otitis media. The Company is producing two proprietary outer membrane proteins for potential subunit vaccines, which are at the preclinical development stage.

         The H. influenzae Hin47 vaccine preparation for use in humans, in the territory of Asia Pacific, and the M. catarrhalis vaccine preparations for use in humans have been licensed to SmithKline through the Joint Venture for further development and possible commercialization. The Company may enter into other collaborations regarding the Moraxella catarrhalis proteins and other potential products for uses other than as human vaccines. See "Strategy for Commercial Development."

         Pneumonia and Meningitis

         Pneumonia is the fifth leading cause of death in the U.S., with approximately 2.5 million cases occurring in the U.S. annually. H. influenzae nontypeable and M. catarrhalis are causative agents for acute pneumonia in adults, particularly the elderly. The Company believes that the technology utilized to develop vaccines for H. influenzae nontypeable and M. catarrhalis described in "Respiratory Diseases - Otitis Media" above may have application against acute pneumonia.

         Bacterial meningitis is a rapidly evolving upper respiratory tract infection where onset of early symptoms is very fast (0 to 4 days) and complications can be serious, including brain damage and a high incidence of death (greater than 15% even with antibiotic therapy). Three of the most common infectious agents include H. influenzae (Type B and nontypeable), M. catarrhalis and Neisseria ("N.") meningitidis. N. meningitidis is a respiratory pathogen that causes invasive meningococcal infections primarily in children younger than 5 years of age and travelers to countries recognized to have epidemic disease. The only vaccine currently available is one comprising bacterial capsular polysaccharides which have been shown to cross-react with neural cells, potentially causing severe side effects. The Company is using both ART and NST to identify novel adhesins or other surface proteins to develop a subunit vaccine that may avoid the drawbacks of the vaccine currently being used.

         These potential vaccine products for use in humans have been licensed to SmithKline through the Joint Venture for further development and possible commercialization. The Company may enter into other collaborations regarding these and other potential products for uses other than as human vaccines. See "Strategy for Commercial Development."


         UROGENITAL DISEASES

         In the U.S., almost 12 million cases of sexually transmitted urogenital diseases occur annually. By age 21, approximately 1 out of every 5 young people has required treatment for a sexually transmitted disease. The most prevalent sexually transmitted diseases in the world are caused by a bacteria called Chlamydia ("C.") trachomatis. Millions of people suffer from cervicitis, pelvic inflammatory disease, sterility, ectopic pregnancies and symptomatic urethritis caused by C. trachomatis. In the U.S. during 1995, 477,638 new cases were reported to the CDC, more than any other infectious disease. The CDC estimates there are more than 3.5 million additional cases undiagnosed and unreported in the U.S. each year.

         Globally, the World Health Organization ("WHO") estimates 89 million new cases of urogenital diseases caused by C. trachomatis emerge each year. Because C. trachomatis also causes trachoma, the world's most common form of preventable blindness, the WHO estimates Chlamydia is responsible for at least 15 percent of the world's blindness.

         The Company believes that through its proprietary ART it is possible that an effective anti-Chlamydial vaccine could be developed. The Company has identified and purified an outer membrane protein from C. trachomatis and is completing the cloning of the protein's gene. The Company is conducting preclinical animal testing.

         In August 1996, based on the successful completion of a Phase I Small Business Innovation Research grant ("SBIR"), the Company was awarded a $600,000 Phase II SBIR from the National Institutes of Health ("NIH") to further develop this antigen as a potential subunit vaccine. This potential vaccine product for use in humans has been licensed to SmithKline through the Joint Venture for further development and possible commercialization. The Company may enter into other collaborations regarding these and other potential products for uses other than as human vaccines. See "Strategy for Commercial Development."


PRODUCTION FACILITY

         The Company established a contract for the services of a FDA-approved pilot plant. This facility initially has been used for the production of the Company's Campylobacter and H. pylori whole cell vaccines for clinical trial purposes and for the Company's M. catarrhalis subunit vaccine. The pilot plant was established and operates in compliance with the FDA's Good Manufacturing Practices. See "Government Regulation." The Company anticipates that it will produce pilot and clinical trial lots of its other proposed vaccines in this pilot facility.


STRATEGY FOR COMMERCIAL DEVELOPMENT

         All of the Company's proposed products are in research, preclinical or clinical development. The Campylobacter vaccine is currently in a Phase II clinical trial, with two Phase I clinical trials successfully completed. A vaccine for H. pylori is currently in a Phase I clinical trial. All vaccine products will require substantial additional research and development, preclinical testing, clinical trials and/or regulatory approvals from the appropriate governmental agencies prior to commercialization. See "Government Regulation." The process from research to marketing could require significant expenditures over a number of years.

         In December 1994, the Company entered into a technology license agreement with PMC, whereby the Company granted an exclusive license to develop, produce and market any product using the Company's H. influenzae nontypeable Hin47 protein in all countries other than those in the Asia-Pacific region. Under the license agreement, PMC must use commercially reasonable efforts to develop a marketable product. However, at its option and for good cause, PMC may cease development upon 6 months' prior written notice to the Company and upon payment of all amounts due to the Company through the termination date, at which time the licensed technology reverts to the Company. The Company earned a license fee of $250,000 in 1994. The Company is entitled to milestone payments based on the licensee's performance or the passage of time and earned the first milestone payment of $150,000 in December 1995 and the second milestone payment of $150,000 in December 1997. Additionally, upon commercialization, the licensee is obligated to pay a minimum annual royalty to the Company on sales of any product incorporating the Company's technology. The licensee completed a Phase IA clinical trial in adults in the first quarter of 1997 and commenced a Phase IB clinical trial in children in the third quarter of 1997 to determine the safety and immunogenicity of the vaccine.

         On May 7, 1996, the Company executed definitive agreements with SmithKline Beecham Corporation and SmithKline Beecham Biologicals Manufacturing s.a. ("SmithKline"), effective March 1, 1996, which established the Joint Venture, to develop and commercialize human bacterial vaccines utilizing the Company's proprietary technologies. The agreements provide for the following: a payment of $3,000,000 to the Company in connection with SmithKline's acquisition of a 26.25% equity interest in the Joint Venture; payments totalling $2,400,000 and $2,600,000 to the Company to fund research and development for the first year and second year, with SmithKline having the option to fund future years; two separate options granted to SmithKline expiring October 1, 1997 and 1998, respectively, to acquire from the Company additional equity interests in the Joint Venture; an exchange option granted by the Company to SmithKline enabling SmithKline to convert its equity interest in the Joint Venture for up to 4,793,685 shares of the Company's common stock, under specified conditions; and a warrant granted by the Company to SmithKline enabling SmithKline to acquire up to 7,682,637 shares of the Company's common stock, under specified conditions, and only to the extent that certain options and warrants previously granted and outstanding as of the date of the establishment of the strategic alliance are exercised. The agreements also provide for SmithKline to make milestone payments and pay royalties to the Joint Venture; and for SmithKline to reimburse the Company for expenses the Company incurs for agreed upon production lots of vaccines for clinical trials, the conduct of agreed upon clinical trials, and the agreed upon prosecution and maintenance of the Company's patents and patent applications. As further stipulated in the agreements, SmithKline will be responsible for conducting additional clinical trials, manufacturing, and sales and distribution. On October 1, 1997, SmithKline's first option to acquire from the Company an additional equity interest in the Joint Venture expired unexercised. SmithKline has committed to fund research and development for the third fiscal year, ending February 28, 1999, in the amount of approximately $3,000,000. Effective November 1, 1997, in accordance with the provisions of the SmithKline warrant, the maximum number of warrants exercisable was reduced to 5,761,978.

         In August 1994, the Company entered into a CRADA with the United States Navy, whereby the Company granted Government Purpose License Rights to its Campylobacter vaccine technology. In exchange for the rights granted, the United States Navy agreed to conduct and fund the costs involved in Phase I, II and III clinical trials for the vaccine, subject to the availability of required funds. Two Phase I trials have been successfully completed and a Phase II trial is ongoing. The Company retained all commercial rights to develop, produce and market any product involving its proprietary Campylobacter technology. Either party may terminate the CRADA upon thirty days written notice.

         In October 1992, the Company entered into a license agreement with Galagen Inc., pursuant to which Galagen paid the Company a license fee for the exclusive rights to use Company technology, including certain vaccines, to make, have made and sell non-parenteral passive immunity antibodies and to use the Company's carbohydrate receptor technology for certain therapeutic purposes. Under the license, Galagen also has exclusive rights to use the Company's carbohydrate receptor technology for certain purposes relating to the diagnosis and treatment of cancer. Galagen is obligated to pay royalties on sales of certain products derived from such technology. Galagen Inc., and other entities to which it may sublicense certain of the technologies pursuant to this agreement, may be competitors of the Company in that they may be targeting the same infectious disease states as the Company through alternative methods of treatment.

         The Company may continue to grant licenses to certain of its proprietary technologies, reagents, and vaccine products other than for use in humans, in exchange for license fees and/or royalty payments. The Company anticipates seeking such arrangements with respect to technologies that it is unwilling or unable to pursue on its own. In addition, the Company may seek license arrangements when appropriate for the use of its technology for therapeutic products.


GOVERNMENT REGULATION

         The production and marketing of the Company's products and its research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, vaccines, drugs and certain diagnostic products are subject to FDA review of safety and efficacy. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve Product License

Applications ("PLAs") or refusal to allow the Company to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses previously granted.

         In order to obtain FDA approval to market a new biological or pharmaceutical product, the Company or its licensees must submit proof of safety, purity, potency and efficacy, which will require the Company or its licensees to conduct extensive laboratory, preclinical and clinical tests. This testing, as well as preparation and processing of necessary applications, are expensive, time-consuming and often take several years to complete. There is no assurance that the FDA will act favorably in making such reviews. The Company or its licensees may encounter significant difficulties or costs in their efforts to obtain FDA approvals which could delay or preclude the Company or its licensees from marketing any products that it may develop. The FDA may also require postmarketing testing and surveillance to monitor the effects of marketed products or place conditions on any approvals that could restrict the commercial applications of such products. Product approvals may be withdrawn if problems occur following initial marketing, such as, compliance with regulatory standards is not maintained. With respect to patented products or technologies, delays imposed by governmental marketing approval processes may materially reduce the period during which the Company or its licensees will have the exclusive right to exploit patented products or technologies. See "Patents and Other Rights." Refusals or delays in the regulatory process in one country may make it more difficult and time consuming for the Company or its licensees to obtain marketing approvals in other countries.

         The FDA approval process for a new biological drug involves completion of preclinical studies and the submission of the results of these studies to the FDA in an IND, which must be approved before human clinical trials may be conducted. The results of preclinical and clinical studies on biological drugs are submitted to the FDA in the form of a PLA for approval to commence commercial sales. In responding to a PLA, the FDA may require additional testing or information, or may deny the application. In addition to obtaining FDA approval for each biological product, an Establishment License Application ("ELA") must be filed and the FDA must inspect and license the manufacturing facilities for each product. Product sales may commence only when both PLA and ELA are approved.

         In certain instances in which a treatment for a rare disease or condition is concerned, the manufacturer may request the FDA to grant the drug product Orphan Drug status for a particular use. In this event, the developer of the drug may request grants from the government to defray the costs of certain expenses related to the clinical testing of such drug and be entitled to marketing exclusivity and certain tax credits. The Company or its licensees may seek Orphan Drug designation in the future for proposed products. If these products are the first such products approved, the Company or its licensees may be entitled to seven year marketing exclusivity for these products once regulatory approval has been obtained. The seven year period of exclusivity applies only to the particular drug for the rare disease or condition for which the FDA has designated the product an Orphan Drug. Therefore, another manufacturer could obtain approval of the same drug for an indication other than the Company's or could seek Orphan Drug status for a different drug for the same indication.

         Sales of biological and pharmaceutical products and medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product or a device by a comparable regulatory authority of a foreign country must generally be obtained prior to the commencement of marketing in that country.

         The Company is also subject to regulation by the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency ("EPA") and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. The Company believes that it is in compliance with regulations regarding the disposal of its biological, radioactive and chemical waste. The Company voluntarily complies with NIH guidelines regarding research involving recombinant DNA molecules. Such guidelines, among other things, restrict or prohibit certain recombinant DNA experiments and establish levels of biological and physical containment that must be met for various types of research.

         The Company, either alone or in conjunction with its collaborators, have filed INDs for Campylobacter and H. pylori vaccines. The applications were accepted by the FDA. The Company has entered into, and anticipates that it may in the future enter into, joint ventures, licensing or similar collaborative arrangements with one or more companies that will assume the costs and responsibility for clinical testing and for FDA and comparable foreign regulatory approval of any product which the Company may have in development. See "Strategy for Commercial

Development." To the extent that the Company is unable to enter into such arrangements or to raise additional capital, it may not have the resources to complete the regulatory approval process for such products.


PATENTS AND OTHER RIGHTS

         The Company has forty-four allowed or issued U.S. and international patents. Currently there are ten pending patent applications in the United States, with corresponding international patent applications. Two of the issued patents and one of the U.S. patent applications, and the corresponding foreign patent applications, are co-owned with other entities. The majority of the patent applications relate to the Company's ART and NST. Collectively, the applications include composition claims for enhanced bacteria, receptors and their corresponding adhesins or toxins, method of use claims for the use of these compositions, for vaccines and for other antimicrobial products.

         The Company holds licenses for exclusive rights to patents and related technologies covering VeroTest(R) and certain H. pylori products. The Company has made initial payments to the licensors and is obligated to timely pay certain royalties or these licenses may be converted to non-exclusive licenses. In addition, royalty payments must be made if the Company markets products or services incorporating the licensed technologies.

         There can be no assurance that the Company's pending patent applications will result in issued patents, that any of its issued patents will afford protection against a competitor, or that any patents issued or licensed to the Company could not be challenged, invalidated or circumvented by others. Further, the patent position worldwide of biotechnology firms generally is highly uncertain, involving complex legal and factual questions. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months or even years, the Company cannot be certain that others have not filed patent applications directed toward inventions covered by its pending patent applications or that it was the first to file patent applications on such inventions. There can also be no assurance that any application of the Company's technologies will not infringe patents or proprietary rights of others or that licenses that might be required for the Company's processes or products would be available on reasonable terms. Furthermore, there can be no assurance that challenges will not be instituted against the validity or enforceability of any patent owned or licensed by the Company or, if instituted, that such challenges will not be successful or that the Company will have the financial resources to defend against any such challenge. The extent to which the Company or its licensees may be required to obtain licenses under other proprietary rights, the cost and the availability of such licenses are unknown.

         Patent litigation is becoming more widespread in the biotechnology industry. There can be no assurance that others could not bring legal actions against the Company or its licensees for patent infringement. If the Company or its licensees becomes involved in such litigation, it could consume a substantial portion of the Company's resources. The Company also may lack the financial resources to defend its patents against infringements by others.

         The Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in U.S. and foreign patent laws. In addition, foreign patents, if obtained, may not provide the level of protection provided by domestic patents.

         The Company's success depends, in large part, on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of third parties. If patents do not issue from present or future patent applications, the Company will likely be subject to greater competition. The Company also relies upon unpatented proprietary technology, and in the future may determine in some cases that its interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. In such circumstances, no assurance can be made that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technologies or disclose such technologies or that the Company or its licensees can meaningfully protect its rights in such unpatented proprietary technologies.

         The Company requires each of its employees, consultants, and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. The employee agreements generally provide that all inventions conceived by the individual and all confidential or proprietary technology, including information and materials, developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except under specified circumstances. The term of ownership of inventions by consultants and advisors varies depending primarily upon the policies of the academic and other institutions with which the consultants and advisors are associated. The Company has entered into non-disclosure agreements which are intended to protect its confidential information delivered to third parties for research or other purposes. There can be no assurance that these agreements will provide meaningful protection of the Company's confidential or proprietary technology in the case of unauthorized use or disclosure. Even if others do not gain unauthorized access to the Company's confidential or proprietary technology, there can be no assurance that others will not independently develop substantially equivalent proprietary technology. In addition, to the extent that strategic partners or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects, disputes may arise as to the ownership of proprietary rights to such technology.


COMPETITION

         Competition in the biotechnology and pharmaceutical industry is intense. While the Company is only aware of a limited number of companies that are pursuing the development of new bacterial vaccines and antimicrobial products, competition from other biotechnology and pharmaceutical companies for the development of products for prevention and/or treatment of the same infectious diseases targeted by the Company is intense and expected to increase. Many of the Company's competitors have substantially greater financial resources and larger research and development staffs than the Company, as well as substantially greater experience in developing products, in obtaining regulatory approvals, and in manufacturing and marketing pharmaceutical products than the Company. Competition with these companies involves not only product development, but also acquisition of products and technologies from universities and other research institutions. The Company also competes with universities and other institutions in the development of products, technologies and processes. Competitors have developed, or may be in the process of developing technologies that are, or in the future may be, the basis for competitive products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or affordable than those being developed by the Company and its licensees. In addition, one or more of the Company's competitors may achieve product commercialization or patent protection earlier than the Company.

         To the extent the Company has exclusively licensed to other parties applications of the technology to address potential alternatives for treatment of certain infectious diseases, such alternatives are no longer available to the Company, thereby impacting the Company's ability to compete in the market for certain therapies for infectious diseases.

         The Company expects products approved for sale to compete primarily on the basis of product efficacy, safety, reliability, and patent position. Certain of the infectious diseases that the Company has chosen to target for its research and development efforts are currently being treated with therapies that have varying degrees of success. Accordingly, the success of the Company will be dependent upon the acceptance of a developed product by the medical community as a preferable method of treatment which in turn will depend upon the marketing and education efforts made by or on behalf of the Company. In addition, the first pharmaceutical product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. The Company's competitive position also will depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, obtain patent protection and have its licensees be successful at implementing production and marketing plans.


BACKGROUND

         In March 1988, BioCarb Inc., the Company's predecessor, was established as a wholly-owned subsidiary of BioCarb AB, a Swedish biotechnology company. In August 1991, the Company was acquired by a then officer in a management buy-out and began doing business as MicroCarb Inc. Subsequent to the management buy-out, the Company has been operating as a development stage enterprise. In 1996, the Company changed its name to Antex Biologics Inc.


EMPLOYEES

         At December 31, 1997, the Company had 30 full-time employees and contract personnel, of which twenty-six were in research and development. Of these personnel, fifteen hold Ph.D. degrees. None of the employees is represented by a labor union. The Company considers its employee relations to be good.


DESCRIPTION OF PROPERTY

         The Company leases approximately 15,000 square feet of office and laboratory space in Gaithersburg, Maryland, pursuant to a lease expiring in January 1999. The lease provides for current annual rent of approximately $265,000, with specified annual increases. In addition, the lease provides for excess utility usage and administrative services of approximately $111,000 per year. The physical plant is fully equipped as a state-of-the-art biotechnology research facility. The Company is currently in negotiations to extend its lease and to increase its total space to approximately 25,000 square feet. The Company believes that these expanded facilities will be sufficient for the Company's planned activities for at least the next twelve months, with the exception of the need for a small animal facility and pilot plant. The Company currently contracts for these services from existing facilities and intends to continue to do so through the expiration of the current lease.


LEGAL PROCEEDINGS

         There are no material legal proceedings to which the Company is currently party.


                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The names of each director and each executive officer, and each such individual's age, positions and offices held with the Company, years of service as a director, if applicable, principal occupation and business experience during the past five years, and certain other directorships held is set forth below. The following descriptions are based on information provided by such persons.

         V. M. ESPOSITO, PH.D., age 57, has served as President, Chief Executive Officer and a director of the Company since May 1992. In July 1992, he was elected Chairman of the Board of Directors. From April 1987 until joining the Company, Dr. Esposito was the Founder and served as the President and Chief Executive Officer of Theracel Corporation, a privately-owned biotechnology company.

         CHARLES J. COULTER, age 72, has been a director of the Company since October 1992. Mr. Coulter was President of American Research and Development, a venture capital organization, from 1973 until his retirement in June 1992.

         BRUCE E. ELMBLAD, age 69, has been a director the Company since April 1995. Mr. Elmblad has been the President of Venture Investment Advisors, Inc., a venture capital organization, since November 1994. From April 1990 to October 1994 he was a Partner with SED Partners and the President of SEC Management Company, Inc., two venture capital organizations. Mr. Elmblad is currently a director of two publicly-held companies, Martek Biosciences Corporation and PCD, Inc.

         DONALD G. STARK, age 71, has been a director of the Company since October 1992. From September 1987 until his retirement in September 1992, Mr. Stark served as the Vice Chairman of the Board of Nova Pharmaceutical Corporation.

         LARRY R. ELLINGSWORTH, PH.D., age 47, has served as Vice President, Research and Development of the Company since December 8, 1997. From October 1996 to November 1997, he was Executive Vice President, Research and Chief Scientific Officer of Metamorphix, Inc., a privately-held biopharmaceutical company. Previously, from November 1995 to September 1996, he was Executive Vice President, Chief Scientific Officer and a director of Cystar, Inc., a privately-held biopharmaceutical company. From May 1991 to December 1994, he was Vice President, Operations for Celtrix Pharmaceuticals, Inc., a publicly-held biopharmaceutical company.

         THERESA M. STEVENS, ESQ., age 37, has served as Vice President, Corporate Development of the Company since September 1996. From January 1995 to September 1996, Ms. Stevens served as a patent attorney for the law firm of Armstrong, Westerman, Hattori, McLeland & Naughton. Previously, she was a patent attorney with the law firm of Pennie & Edmonds from August 1993 to January 1995. Prior to August 1993, she worked as a patent attorney in the legal department of The DuPont Merck Pharmaceutical Company.

         GREGORY C. ZAKARIAN, CPA, age 49, has served as Vice President, Administration, Chief Financial Officer and Treasurer of the Company since September 1992. He has served as Secretary of the Company since November 1993, and was Assistant Secretary of the Company from September 1992 until October 1993. Prior to September 1992, Mr. Zakarian spent most of his career in the field of public accounting.

         The Board of Directors consists of four members and is subdivided into three classes. One class is elected each year to hold office for a three-year term and until their successors are elected and qualified. Currently, (i) the Class I director, whose term expires at the 1999 Annual Meeting, is Bruce E. Elmblad, (ii) the Class II director, whose term expires at the 2000 Annual Meeting is Donald G. Stark and (iii) the Class III directors, whose terms expire at the 1998 Annual Meeting are V.M. Esposito and Charles J. Coulter. Successors to those directors whose terms have expired are required to be elected by stockholder vote; vacancies in unexpired terms and any additional positions created by board action may be filled by action of the existing Board of Directors, until their successors are elected. There are no family relationships among the executive officers and directors.

         The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board on matters relating to employee compensation and benefits, determines the compensation of the officers and other key employees, and administers the Stock Option Plan. The current members are Charles J. Coulter, Bruce E. Elmblad and Donald G. Stark (chair). The Audit Committee of the Board of Directors reviews and monitors the Company's financial reporting and accounting practices. The current members are Charles J. Coulter (chair), Bruce E. Elmblad and Donald G. Stark. The Company does not have a nominating committee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that such expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Thirteenth of the Company's Certificate of Incorporation requires the Company to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

         The Company maintains, at its expense, a policy of insurance that insures its directors and officers, subject to certain exclusions or deductions that are usual in such insurance policies, against certain liabilities that may be incurred in those capacities, including liabilities arising under the Securities Act and the Exchange Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                             EXECUTIVE COMPENSATION

         The following table sets forth information for each of the Company's last three fiscal years concerning the compensation earned by each of the Company's executive officers whose compensation, consisting of salary and bonuses, exceeded $100,000 for the year ended December 31, 1997 (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                                       Long-Term Compensation
                                                                -------------------------------------
                                       Annual
                                    Compensation                         Awards           Payouts
                       ----------------------------------------------------------------------------------------
                                                                              Securities             All Other
    Name and                                           Other      Restricted  Underlying    LTIP      Compen-
   Principal                                           Annual       Stock      Options/     Pay-      sation
    Position     Year  Salary ($)      Bonus ($)   Compensat.($)  Awards($)     SARs(#)   outs($)       ($)
---------------------------------------------------------------------------------------------------------------
 V.M.            1997   300,000         50,000         --            --              --     --      59,738(2)
 Esposito,       1996   257,990        175,000         --            --       1,000,000     --      64,023
 Ph.D., Chief    1995   230,000             --         --            --       1,250,000     --      88,674
 Executive
 Officer(1)

 G.C.            1997   141,672             --         --            --          50,000     --      29,202(2)
 Zakarian,       1996   127,212         30,000         --            --         125,000     --      26,739
 Chief           1995   118,000             --         --            --         325,000     --      34,918
 Financial
 Officer(1)

 T. M.           1997   122,005             --         --            --          35,000     --          --
 Stevens,        1996    30,000             --         --            --         200,000     --          --
 Vice
 President,
 Corporate
 Development



------------

(1) Pursuant to the terms of the Company's private placement, the compensation of these named executive officers of the Company (except for options, warrants and similar equity incentives) could not be increased for a period ending 13 months following the April 1995 termination date of the offering.

(2) Consists of premiums paid by the Company on a split dollar life insurance policy held by the individual which has been assigned to the Company. Upon cancellation of the policy, the Company will receive a cash payment up to the cumulative amount of the total premiums paid.


         The following table sets forth individual grants of stock options to the named executive officers during the year ended December 31, 1997.


                                             OPTION GRANTS IN 1997

                             Number of            Percent of
                            Securities           Total Options
                            Underlying              Granted              Exercise
                              Options            to Employees              Price              Expiration
         Name               Granted (#)         in Fiscal Year           ($/Share)               Date
---------------------------------------------------------------------------------------------------------

 G. C. Zakarian         50,000(1)                    10.7%                 $0.69               06/02/07

 T. M. Stevens          35,000(1)                     7.7%                 $0.66               09/16/07

-----------

(1) Options vest ratably on a monthly basis over the 48 months following date of grant.

         The following table sets forth information concerning stock options exercised during 1997 and the value of unexercised stock options held at December 31, 1997 by the named executive officers.

                                      AGGREGATED OPTION EXERCISES IN 1997
                                          AND YEAR-END OPTION VALUES




                                                                         Number of             Value of
                                                                        Securities            Unexercised
                                                                        Underlying           In-the-Money
                                                                    Unexercised Options         Options
                                                                      at Year-End (#)        at Year-End
                        Shares Acquired on                           Exercisable (E)/      Exercisable (E)/
 Name                      Exercise (#)       Value Realized ($)     Unexercisable (U)     Unexercisable (U)
---------------------------------------------------------------------------------------------------------------

 V. M. Esposito,                0                     --              2,377,719(E)(1)         $821,329(E)
 Ph.D.                                                                  182,292(U)             $57,422(U)

                                0                     --               551,250(E)(2)          $186,199(E)
 G. C. Zakarian                                                         43,750(U)               $8,203(U)

                                0                     --                64,687(E)                 $791(E)
 T. M. Stevens                                                         170,313(U)               $7,865(U)

-----------

(1) Includes options to purchase 20,003 shares that are subject to an escrow arrangement entered into by certain of the Company's stockholders and optionholders in connection with the Company's initial public offering under which such options will be forfeited on May 11, 1998 (the "Escrow Arrangement").

(2) Includes options to purchase 6,666 shares which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement.


COMPENSATION OF DIRECTORS

         Only directors who are not employees of the Company are compensated for their services as directors. Prior to May 1, 1997, each nonemployee director was paid $1,000 for each meeting of the Board of Directors which he attended. In addition, each nonemployee director received $500 for each meeting of a committee of the Board attended in person and held separately. Directors also are reimbursed for their expenses incurred in attending Board and committee meetings. Effective May 1, 1997, each nonemployee director is also paid an annual retainer of $10,000 as compensation for services.

         The 1992 Directors' Stock Option Plan (the "Directors' Plan"), as amended January 1997, provides for the grant by the Company of options to purchase up to an aggregate of 1,700,000 shares of the Company's authorized but unissued common stock (subject to adjustment, in certain cases, including stock splits, recapitalizations and reorganizations). Each member of the Board of Directors of the Company who is not an employee of the Company qualifies to participate in the Directors' Plan. Upon initial election to the Board, a director is granted an option to purchase the number of shares of common stock equal to $20,000 ($10,000 if elected on or after the six-month anniversary of the most recent annual stockholders meeting) divided by the greater of the market price of the common stock on the date of grant or $0.50. At the time of reelection to serve or upon continuing to hold office for the following year, a director is granted an additional option to purchase the number of shares of common stock equal to $20,000 divided by the greater of the market price of the common stock on the date of the grant or $0.50. For directors who have served for at least three years, this basic annual grant is supplemented every third year by an additional grant of an option to purchase a number of shares of common stock equal to 150% of the number of shares covered by the basic grant. Vesting occurs quarterly in four equal installments over a period of one year following the date of grant. All stock options granted under the Directors' Plan have a five-year term. At December 31, 1997, options to purchase 202,352 shares of common stock were outstanding under the Directors' Plan.

EMPLOYMENT CONTRACTS

         Dr. Esposito entered into an agreement with the Company which commenced January 1, 1996 and expires on December 31, 2000. The agreement requires Dr. Esposito to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $325,000 through December 31, 1998, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Dr. Esposito also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on thirty-six months' prior notice or without notice upon payment of severance equal to thirty-six months' salary and any bonus to which he would have been entitled.

         Gregory C. Zakarian is employed under an agreement with the Company which commenced May 1, 1995 and expires on April 30, 1998. Like Dr. Esposito's agreement, Mr. Zakarian's agreement requires him to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $145,000 through April 30, 1998, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Mr. Zakarian also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on twelve months' prior notice or without notice upon payment of severance equal to twelve months' salary and any bonus to which he would have been entitled.

         Theresa M. Stevens is employed under an agreement with the Company which commenced October 1, 1997 and expires on September 30, 2000. Like Dr. Esposito's agreement, Ms. Stevens' agreement requires her to devote her entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by her during her employment. The agreement provides for an annual base salary of $128,000 through September 30, 1998, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Ms. Stevens also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on six months' prior notice or without notice upon payment of severance equal to six months' salary and any bonus to which she would have been entitled. The agreement also provides that if Ms. Stevens is terminated within one(1) year of a "change in control", related to such change in control, then she will receive salary and benefits for a period of twelve months, net of any employment earnings she may receive from other sources during the twelve-month period.

AMENDED AND RESTATED STOCK OPTION PLAN

         The Antex Biologics Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan") provides for the grant of stock options to purchase up to an aggregate of 7,500,000 shares of the Company's authorized but unissued Common Stock (subject to adjustment, in certain cases, including stock splits, recapitalizations and reorganizations) to employees (including officers and directors who are employees), to members of advisory boards to the Company and to consultants and advisors to the Company. The options may be either "incentive stock options" within the meaning of Section 422 of the Code, or non-statutory options. Incentive stock options may be granted only to salaried employees (including officers and directors who are employees). Approximately 28 persons currently are eligible to participate in the Stock Option Plan.

         The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, each member of which is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. The Committee is responsible for determining the individuals to whom options will be granted, the time or times at which options will be granted, the designation of an option as either an incentive stock option or a non-statutory stock option, the option exercise price, the term of each option, the date or dates on which each option will become exercisable and any other terms of the options, all subject to the provisions of the Stock Option Plan.

         The exercise price of an option may not be less than 50%, in the case of a non-statutory option, and 100%, in the case of an incentive stock option, of the fair market value of a share of Common Stock on the date the option is granted. The term of an option may not exceed ten years. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person who at the time of grant owns, directly or by attribution, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and its affiliates, the exercise price of an option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant and the term of the option may not exceed five years. During the optionee's lifetime, an option is exercisable only by the optionee and is not transferable except by will or by the laws of descent and distribution.

         The exercise price of an option may be paid (i) in cash, (ii) if authorized by the Committee, by delivery to the Company of shares of Common Stock owned by the optionee having a fair market value equal to the aggregate exercise price or (iii) by any other means authorized by the Committee, including the delivery of a promissory note. If delivery of shares of Common Stock in payment of the exercise price is permitted, an optionee could, through a series of virtually simultaneous exercises and tenders of the shares received upon exercise, exercise all exercisable options with a minimum initial commitment of previously-owned shares. If payment of the exercise price is made through a tender of shares, the Company will receive no cash consideration for the sale of shares.

         Upon the occurrence of a "change in control" of the Company (which is defined by the Stock Option Plan to include (i) the acquisition by any person or group of 50% or more of the combined voting power of the Company's outstanding securities, (ii) certain changes in the composition of the Board of Directors within a two year period, (iii) certain mergers or (iv) a liquidation or sale of all or substantially all of the assets of the Company), all outstanding options become immediately exercisable in full without regard to any otherwise applicable vesting restrictions.

         The Board of Directors may amend or terminate the Stock Option Plan at any time; provided that the approval of the stockholders of the Company is required to the extent necessary (i) to comply with Section 422 of the Code or any successor provision with respect to incentive stock options or (ii) to maintain compliance with Rule 16b-3 under the Exchange Act, with respect to options granted to executive officers and to directors who are employees of the Company.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of April 10, 1997, regarding the beneficial ownership of the Company's common stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The persons named in the table below have advised the Company that they have sole voting power and sole investment power with respect to all shares of common stock shown as beneficially owned by them, except where otherwise indicated.


                                                                 NUMBER OF SHARES
                                                                 OF COMMON STOCK             PERCENTAGE
   NAME AND ADDRESS(1)                                         BENEFICIALLY OWNED(2)         OF CLASS(2)
   -------------------                                         ---------------------         -----------

   SmithKline Beecham Biologicals Manufacturing s.a.             7,732,276(3)                  25.84%
    Rue de L'Institut 89
    B-1330 Rixensart
    Belgium

   Ruki Renov                                                    2,191,472(4)                   8.99%
    c/o Kalman Renov
    44 Wall Street
    New York, N.Y.  10005

   Esther Stahler                                                2,191,472(4)                   8.99%
    c/o Alan Stahler
    44 Wall Street
    New York, N.Y.  10005

   V. M. Esposito, Ph.D.                                         2,443,435(5)(6)(7)             9.94%

   Charles J. Coulter                                              70,309(8)                   *

   Bruce E. Elmblad                                                52,234(8)                   *

   Donald G. Stark                                                106,024(9)                   *

   Gregory C. Zakarian                                            555,834(10)                 2.44%

   Theresa M. Stevens                                              80,833(8)                   *

   All directors and executive officers
     (7 persons in group)                                       3,308,669(11)                13.02%

----------

*        less than 1%

(1) The address for all of the named individuals is c/o Antex Biologics Inc., 300 Professional Drive, Gaithersburg, MD 20879, unless otherwise noted.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) In accordance with an exchange option agreement, includes 3,595,264 shares issuable upon the exchange of an existing ownership interest in the Joint Venture; and 1,198,421 shares issuable upon the exercise of a $1.0 million option to increase ownership interest in the Joint Venture and the subsequent exchange of such additional ownership interest. Additionally, in accordance with a warrant agreement, includes 2,938,591 shares issuable upon the exercise of warrants.

(4) Consists solely of shares issuable upon the exercise of options and warrants arising from option granted to private placement agent.

(5) Excludes 39,083 shares that will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement.

(6) Includes 2,405,270 shares issuable upon the exercise of options (excluding 20,003 options which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement).

(7) Includes 20,000 shares owned by a trust of which Dr. Esposito's wife is sole trustee and as to which he disclaims beneficial ownership.

(8)      Consists solely of shares issuable upon the exercise of options.

(9)      Includes 70,309 shares issuable upon the exercise of options.

(10) Includes 550,834 shares issuable upon the exercise of options (excluding 6,666 options which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement).

(11) Excludes 39,083 shares which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement. Includes 3,229,789 shares issuable upon the exercise of options (excluding 26,669 options which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement).


                           DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 95,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of April 10, 1998, there were 22,480,304 shares of Common Stock issued and outstanding. No shares of Preferred Stock are issued and outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held of record. The holders of the Common Stock have no preemptive rights or rights to subscribe for additional shares or any conversion right or right of redemption. Holders of the Common Stock are (i) entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and (ii) upon liquidation, are entitled to participate pro rata in the assets of the Company available for distribution to the holders of the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

         The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and special meetings may be called only by the Board of Directors or the President. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as approving a merger) only at a duly called stockholders meeting, and not by written consent.

PRIVATE PLACEMENT UNIT PURCHASE OPTION

         In connection with the Private Placement, the Company issued to D.H. Blair Investment Banking Corp., the placement agent for the Private Placement, a Unit Purchase Option (the "Private Placement Unit Purchase Option"), to purchase up to 24.67 Units (the "Private Placement Units"), each Private Placement Unit consisting of 142,860 shares of Common Stock and an equal number of Class B Warrants, at an exercise price of $50,000 per Private Placement Unit. The Private Placement Unit Purchase Option is exercisable for the two year period beginning on March 24, 1998, and is transferrable commencing as of the date of issuance. Neither the Private Placement Unit Purchase Option nor the underlying securities are being offered for sale pursuant to this Prospectus.

TRANSFER AND WARRANT AGENT

         American Stock Transfer & Trust Company, New York, New York, serves as the Transfer Agent for the Common Stock.


                            SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the Selling Security Holders and the shares of Common Stock covered by this Prospectus. The number of shares of Common Stock indicated as owned represent
(i) those shares purchased by the Selling Security Holder in the Private Placement or directly or indirectly from a purchaser of the shares in the Private Placement and (ii) those shares acquired by the Selling Security Holder upon exercise of Class B Warrants. Some of the Selling Security Holders may already have sold some or all of the shares of Common Stock shown as owned by them.

         With the exception of Donald G. Stark, who is a director of the Company, none of the Selling Security Holders has been a director, officer or employee of, or has had any material relationship with, the Company or its predecessor. The Selling Security Holders may own additional shares of Common Stock that are not covered by this Prospectus and, accordingly, the Company is not aware of the extent to which a Selling Security Holder, upon the completion of the sale of the shares of Common Stock covered by this Prospectus, may continue to own other shares of Common Stock.

                                                      Number To
 Selling Security Holder             Number Owned     To Be Sold
 -----------------------             ------------     ----------
 1.     Magid M. Abraham
          Common Stock                 285,720           285,720

 2.     Jeffrey Anderson
          Common Stock                 142,860           142,860

                                                      Number To
 Selling Security Holder             Number Owned      Be Sold
 -----------------------             ------------     ----------
 3.     Eric C. Appolonia
         Common Stock                  142,860           142,860

 4.     John Augustyn
         Common Stock                  142,860           142,860

 5.     The Aries Fund
         Common Stock                  142,860           142,860

 6.     The Aries Domestic Fund LP
         Common Stock                  285,720           285,720

 7.     William H. Baker and
        Ann V. Baker, JT
         Common Stock                  142,860           142,860

 8.     George H. Baldwin, Jr.
         Common Stock                  285,720           285,720

 9.     Paul A. Balsamo
         Common Stock                   71,430            71,430

 10.    Charles A. Beach and
        Elizabeth M. Beach, JT
         Common Stock                  142,860           142,860

 11.    Robert S. Benach and
        Sonia T. Benach, JT
         Common Stock                  142,860           142,860

 12.    Howard Berg, M.D.
         Common Stock                  142,860           142,860

 13.    Donald P. Boggs
         Common Stock                   71,430            71,430

 14.    Midocean Trust Limited TTEE
        for the Bressman Family Trust
         Common Stock                  571,440           571,440

 15.    Bridge Publishing
         Common Stock                  142,860           142,860

 16.    Morris L. Brunson
         Common Stock                  571,440           571,440

 17.    Claude L. Buller
         Common Stock                  285,720           285,720

 18.    Robert D. Burke, M.D.
         Common Stock                  142,860           142,860

 19.    Andrew P. Carter, Jr.
         Common Stock                  285,720           285,720

 20.    Jack Chehebar
         Common Stock                  142,860           142,860

                                                       Number To
 Selling Security Holder             Number Owned       Be Sold
 -----------------------             ------------     ----------
 21.   C.L.F.S., Ltd.
         Common Stock                  142,860           142,860

 22.   Mark H. Cohen and
       Mary Jane P. Cohen, JT
         Common Stock                  142,860           142,860

 23.   Betty Cornell
         Common Stock                  285,720           285,720

 24.   Dr. Michael L. Darby and
       Kelly O. Darby, JT
         Common Stock                  142,860           142,860

 25.   Michael H. Davidson, M.D.
         Common Stock                  142,860           142,860

 26.   Diane Doppelt and
       Jeffrey Doppelt, TIC
         Common Stock                  285,720           285,720

 27.   Robert Doyon and
       Pauline Doyon, JT
         Common Stock                  571,440           571,440

 28.   Jules H. Dreyfuss
         Common Stock                  285,720           285,720

 29.   Jonathan Elias and Irene Elias,
       Tenants by the Entirety
         Common Stock                  142,860           142,860

 30.   William Embry and
       Helen M. Embry, JT
         Common Stock                  142,860           142,860

 31.   Ralph Falk, II
         Common Stock                  285,720           285,720

 32.   Leonard R. Farber
         Common Stock                  142,860           142,860

 33.   Bruce Fetzer and
       D'Arbra Fetzer, JT
         Common Stock                  142,860           142,860

 34.   Stephen Ficchi
         Common Stock                   71,430            71,430

 35.   Brian Frank
         Common Stock                  142,860           142,860

 36.   Melrene Friedler
         Common Stock                  285,720           285,720

 37.   Garrett Associates, Inc.
         Common Stock                   71,430            71,430

 38.   Jerome Gilbert
         Common Stock                  142,860           142,860

                                                      Number To
 Selling Security Holder             Number Owned      Be Sold
 -----------------------             ------------     ----------
 39.   Mark Gilder and
       Judy Gilder, JT
         Common Stock                   71,430            71,430

 40.   Marvin A. Ginsburg and
       Sheila Weiss Ginsburg, JT
         Common Stock                   71,430            71,430

 41.   Jeffrey Goffman
         Common Stock                  142,860           142,860

 42.   Irving Goldman
         Common Stock                  285,720           285,720

 43.   Goldstein Family Loving Trust
         Common Stock                  142,860           142,860

 44.   Paul Goslin
         Common Stock                  142,860           142,860

 45.   Charles Grodin
         Common Stock                  142,860           142,860

 46.   Guaranty and Trust Co. TTEE
       Richard Hofmann IRA
         Common Stock                   71,430            71,430

 47.   Franklin Gutman and
       Laurie Gutman, JT
         Common Stock                   71,430            71,430

 48.   William M. Hager
         Common Stock                   71,430            71,430

 49.   Raymond Haysbert
         Common Stock                   71,430            71,430

 50.   James J. Higbee
         Common Stock                   71,430            71,430

 51.   Birte Hofmann
         Common Stock                   71,430            71,430

 52.   Holistic Chiropractic Center
         Common Stock                   71,430            71,430

 53.   Samuel J. Holtzman Trust
       FBO AMND REINSTD 2/8/94
         Common Stock                  142,860           142,860

 54.   Trevor W. Hunt
         Common Stock                  285,720           285,720

 55.   George R. Isely and
       Judith A. Isely, JT
         Common Stock                  142,860           142,860

 56.   Stephen Baldwin Jayne
         Common Stock                  142,860           142,860


                                                      Number To
 Selling Security Holder             Number Owned      Be Sold
 -----------------------             ------------     ----------
 57.   Peter M. Kash and
       Donna F. Kash, JT
         Common Stock                  142,860           142,860

 58.   Stephen J. Kornfeld and
       Janice T. Kornfeld, JT
         Common Stock                   71,430            71,430

 59.   Randall H. Leisure
         Common Stock                  142,860           142,860

 60.   Charles Leithauser
         Common Stock                  285,720           285,720

 61.   George Lionikis, Sr.
         Common Stock                  142,860           142,860

 62.   Dr. Joseph Litner
         Common Stock                  214,290           214,290

 63.   Jeffrey A. Lotz and
       Patricia E. Lotz, JT
         Common Stock                   71,430            71,430

 64.   Joseph O. Manzi
         Common Stock                  571,440           571,440

 65.   Gary R. Marano
         Common Stock                   71,430            71,430

 66.   Brian Mclean
         Common Stock                  142,860           142,860

 67.   Michael F. Merollis
         Common Stock                   71,430            71,430

 68.   Joseph Migliarese
       Revocable Trust
         Common Stock                   71,430            71,430

 69.   Minmetals, Inc.
         Common Stock                  142,860           142,860

 70.   Victor Molinsky
         Common Stock                  142,860           142,860

 71.   Patrick Morgan and
       Ruth Morgan, JT
         Common Stock                   71,430            71,430

 72.   Richard A. Nelson and
       Elaine M. Nelson, JT
         Common Stock                  285,720           285,720

 73.   John New and
       Rita New, JT
         Common Stock                  142,860           142,860

 74.   Orion Research
         Common Stock                  142,860           142,860

                                                      Number To
 Selling Security Holder             Number Owned      Be Sold
 -----------------------             ------------     ---------
 75.   Steven N. Ostrovsky
         Common Stock                  285,720           285,720

 76.   Pacific Northwest Trust -- FBO
       Patrick D. Morgan -- SEP         71,430            71,430
         Common Stock

 77.   Barry Paley
         Common Stock                  142,860           142,860

 78.   Alan N. Parnes, D.D.S.
         Common Stock                   71,430            71,430

 79.   Irwin H. Parnes
         Common Stock                   71,430            71,430

 80.   Michael Patoff and
       Mary Patoff, JT
         Common Stock                  357,150           357,150

 81.   Robert M. Patton
         Common Stock                  285,720           285,720

 82.   Gary R. Perrine and
       Rebecca C. Perrine, JT
         Common Stock                  142,860           142,860

 83.   Joseph V. Perrotta
         Common Stock                   71,430            71,430

 84.   Donald W. Peterson
         Common Stock                   71,430            71,430

 85.   James R. Pinke, M.D.
         Common Stock                  142,860           142,860

 86.   PLM Trust Farm Partnership
         Common Stock                   71,430            71,430

 87.   Dr. Stephen Posovsky
       Money Purchase Keogh
       Plan & Trust
         Common Stock                   71,430            71,430

 88.   Joseph R. Pugni
         Common Stock                   71,430            71,430

 89.   Steven Richman
         Common Stock                  142,860           142,860

 90.   Fred Rosen
         Common Stock                   71,430            71,430

 91.   Sidney Rosen
         Common Stock                  285,720           285,720

 92.   Elaine Rubin
         Common Stock                  285,720           285,720

                                                       Number To
 Selling Security Holder             Number Owned       Be Sold
 -----------------------             ------------      ---------
 93.    August J. Saccoccio
         Common Stock                  142,860           142,860

 94.    Charles Sacks
         Common Stock                   71,430            71,430

 95.    Renolt Samaan
         Common Stock                   71,430            71,430

 96.    Barry Shemaria
         Common Stock                  142,860           142,860

 97.    Lee H. Silverstein,
        D.D.S, M.S.
         Common Stock                   71,430            71,430

 98.    Bryan Simmons
         Common Stock                  142,860           142,860

 99.    Cynthia A. Simmons
         Common Stock                   71,430            71,430

 100.    Harold Singer
         Common Stock                   71,430            71,430

 101.   Eugene L. Snowden
         Common Stock                   71,430            71,430

 102.   Leonard A. Solomon
         Common Stock                  142,860           142,860

 103.   Ricky Solomon
         Common Stock                   71,430            71,430

 104.   Peter M. Speier and
        Janyce Speier, JT
         Common Stock                  142,860           142,860

 105.   Dr. George Spiegel
         Common Stock                  142,860           142,860

 106.   Samuel R. Staggers
         Common Stock                   71,430            71,430

 107.   Donald G. Stark
         Common Stock                   71,430            71,430

 108.   STD Partners
         Common Stock                  142,860           142,860

 109.   Sterling Corp.
         Common Stock                  142,860           142,860

 110.   Faye L. Stilley
         Common Stock                  142,860           142,860

 111.   Bernard Strassner and
        Bernice Strassner, JT
         Common Stock                  142,860           142,860

                                                       Number To
 Selling Security Holder             Number Owned       Be Sold
 -----------------------             ------------      ----------
 112.   Dennis Su
         Common Stock                  142,860           142,860

 113.   Eugene S. Sumner
         Common Stock                  285,720           285,720

 114.   Donna W. Timmerman
         Common Stock                  285,720           285,720

 115.   Terry Sports, Inc.
         Common Stock                  285,720           285,720

 116.   Douglas M. Trabilcy
         Common Stock                  571,440           571,440

 117.   Urgent Care Corp
        P/S Robert Juranek
         Common Stock                  142,860           142,860

 118.   George Wailand
         Common Stock                  142,860           142,860

 119.   Charles Xue
         Common Stock                  285,720           285,720

 120.   Harold Yordy and
        Phyllis Yordy, JT
         Common Stock                   71,430            71,430

 121.   Herman L. Zeller
         Common Stock                  142,860           142,860

 122.   Murray Zung
         Common Stock                   71,430            71,430




                              PLAN OF DISTRIBUTION

MANNER OF DISTRIBUTION BY THE SELLING SECURITY HOLDERS

       The Company has been advised by the Selling Security Holders that the shares of Common Stock to be sold by the Selling Security Holders may be sold by them from time to time directly to purchasers in privately negotiated transactions. Alternatively, the Selling Security Holders may, from time to time, offer the shares of Common Stock for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders. The Selling Stock Holders, and any dealers or brokers that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" as that term is defined by the Securities Act, and any profit on the sale of shares of Common Stock by them, and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act.

       The Company has advised the Selling Security Holders that during such time as they may be engaged in a distribution of Common Stock included herein, they are required to comply with the Securities Act, any rule or regulation under the Securities Act, and Regulation M under the Exchange Act.

REGISTRATION OF THE COMMON STOCK

       The Company has undertaken to use its best efforts to cause the Registration Statement (as hereinafter defined) under the Securities Act registering the shares of Common Stock for resale by the Selling Security Holders to remain effective until such time as all of the shares of Common Stock issued upon exercise of the Class B Warrants issued in the Private Placement may be sold without volume limitations under Rule 144 under the Securities

Act. The Company has agreed to pay all fees, costs and expenses incidental to the registration of the Registration Statement, except that the Selling Security Holders have agreed to bear their pro rata share of any underwriting discounts and commissions and transfer taxes. The costs to be borne by the Company include, without limitation, all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which such shares are to be registered and qualified. The fees and disbursements of counsel and accountants, if any, retained by the Selling Security Holders, and any other expenses incurred by the Selling Security Holders not expressly provided for in the individual subscription agreements between the initial purchaser of the Common Stock and Class B Warrants and the Company, will be borne by the Selling Security Holders.


                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Covington and Burling, Washington, D.C., counsel to the Company.


                                    EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1996 and 1997, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period January 1, 1993 to December 31, 1997 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing in the Prospectus, and are so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities being offered hereby, reference is made to the Registration Statement, exhibits and schedules, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Reference is made to the copies of any contracts or other documents filed as exhibits to the Registration Statement. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

                                                    INDEX TO FINANCIAL STATEMENTS


Report of Independent Accountants, on Audited Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Statements of Operations for the years ended December 31, 1996 and 1997
       and the period August 3, 1991 (inception) to December 31, 1997   . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the period August 3, 1991 (inception) to December 31, 1997  .  F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1997
       and the period August 3, 1991 (inception) to December 31, 1997   . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-9

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
Antex Biologics Inc.

         We have audited the accompanying consolidated balance sheets of Antex Biologics Inc. and its subsidiary (a development stage enterprise) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period January 1, 1993 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Company for the period from August 3, 1991 (inception) to December 31, 1992. The financial statements for the period August 3, 1991 (inception) to December 31, 1992 were audited by other auditors, whose report, dated February 28, 1993, expressed an unqualified opinion on those statements.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Antex Biologics Inc. and its subsidiary as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years then ended and for the period January 1, 1993 to December 31, 1997 in conformity with generally accepted accounting principles.





                                                        Coopers & Lybrand L.L.P.

McLean, Virginia
February 27, 1998

                              Antex Biologics Inc.
                        (a development stage enterprise)

                                        CONSOLIDATED BALANCE SHEETS
                                                                                            DECEMBER 31
                                                                                     1996                     1997
                                                                                     ----                     ----
ASSETS
Current assets:
  Cash and cash equivalents                                                      $ 6,918,836               $5,697,156
  Restricted cash                                                                    300,000                        -
  Accounts and other receivables                                                      95,668                  712,906
  Prepaid expenses and deposits                                                      247,717                  272,917
                                                                                  ----------                ---------
Total current assets                                                               7,562,221                6,682,979
Property and equipment, net                                                          537,113                  446,861
Prepaid expenses                                                                     151,667                        -
Deferred compensation trust                                                          191,189                  229,405
                                                                                   ---------                ---------
                                                                                  $8,442,190               $7,359,245
                                                                                   =========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                           $  272,119               $  531,345
  Deferred research and development revenue                                          744,198                  554,152
  Deferred gain on sale and leaseback                                                349,857                        -
  Obligation under capitalized lease                                                 451,412                        -
                                                                                   ---------              -----------
Total current liabilities                                                          1,817,586                1,085,497
Deferred gain on equipment                                                                 -                  106,983
Deferred compensation                                                                191,189                  229,405
Excess of fair value over cost of net assets acquired, net of
accumulated amortization of $152,944 and $181,180                                    129,409                  101,173
Other                                                                                 45,219                   19,647

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
   authorized; none outstanding                                                            -                        -
  Common stock, $.01 par value; 95,000,000 shares
   authorized; 22,479,679 and 22,480,304 shares
   issued and outstanding                                                            224,797                  224,803
  Additional paid-in capital                                                      17,752,416               17,752,839
  Deficit accumulated during the development stage                               (11,718,426)             (12,161,102)
                                                                                  ----------               ----------
Total stockholders' equity                                                         6,258,787                5,816,540
                                                                                  ----------               ----------
                                                                                  $8,442,190               $7,359,245
                                                                                  ==========               ==========



The accompanying notes are an integral part of these financial statements.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                                                CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                YEAR ENDED
                                                                               DECEMBER 31                        AUGUST 3, 1991
                                                                           ---------------------                    (INCEPTION)
                                                                                                                         TO
                                                                        1996                      1997           DECEMBER 31, 1997
                                                                        ----                      ----           -----------------
             Revenues                                                $3,827,111              $4,755,712               $ 9,454,898
                                                                     ----------              ----------               -----------

             Expenses:
                Research and development                              2,154,047               3,859,116                13,258,751
                General and administrative                            1,251,556               1,643,189                 8,598,058
                                                                      ---------               ---------                 ---------
             Total expenses                                           3,405,603               5,502,305                21,856,809
                                                                      ---------               ---------                ----------

             Income (loss) from operations                              421,508                (746,593)              (12,401,911)

             Other income (expense):
                Interest income                                         228,966                 314,040                   949,166
                Interest expense                                       (115,039)                (10,123)                 (708,357)
                                                                     -----------             -----------              -----------

             Net income (loss)                                       $  535,435              $ (442,676)             $(12,161,102)
                                                                     ==========              ===========             ============

             Earnings (loss) per share:
                Basic                                                     $0.03                  $(0.02)
                                                                          =====                  =======
                Diluted                                                   $0.02                  $(0.02)
                                                                          =====                  =======

             Weighted average shares
                outstanding:
                Basic                                                16,745,540              22,188,172
                                                                     ==========              ==========
                Diluted                                              26,100,006              22,188,172
                                                                     ==========              ==========





The accompanying notes are an integral part of these financial statements.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                    For the Period August 3, 1991 (inception) to December 31, 1997
Initial capitalization ($.20 per share) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Balance at December 31, 1991  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Sale of common stock for cash, January 1992 ($4.61 per share) . . . . . . . . . . . . . . . . . . . . . . .
Sale of common stock for cash, February 1992 ($6.90 per share)  . . . . . . . . . . . . . . . . . . . . . .
Issuance of common stock for services, March 1992 to July 1992 ($2.00 per share)  . . . . . . . . . . . . .
Conversion of notes payable into preferred stock, September 1992 ($4.48 per share)  . . . . . . . . . . . .
Sale of preferred stock for cash, September 1992 ($4.48 per share)  . . . . . . . . . . . . . . . . . . . .
Issuance of preferred stock upon exercise of warrants, September 1992
   ($1.92 per share)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Issuance of common stock for cash ($1.00 per share) and services ($1.00
   per share), October 1992   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Conversion of preferred stock into common stock, December 1992  . . . . . . . . . . . . . . . . . . . . . .
Sale of common stock and warrants for cash, December 1992 ($4.84 per unit,
   net of offering costs of $1,396,893 or $1.16 per unit)   . . . . . . . . . . . . . . . . . . . . . . . .
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Balance at December 31, 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Sale of common stock and warrants for cash, January 1993 ($5.27 per unit, net of offering costs of $131,723 or $.73 per unit)  . . . . . . . . . . . . . . . . . . . . . . .
Compensation and consulting expense in connection with options granted  . . . . . . . . . . . . . . . . . .
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Balance at December 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Balance at December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Sale of common stock and warrants for cash, March and April 1995 ($39,972 per unit, net of offering costs of $706,971 or $10,028 per unit)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Required registration of common stock and warrants, October 1995 ($1,525 per unit)  . . . . . . . . . . . .
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Balance at December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


The accompanying notes are an integral part of these financial statements.

                                                                                       DEFICIT
        PREFERRED STOCK                  COMMON STOCK                                ACCUMULATED
------------------------------------------------------------------ ADDITIONAL         DURING THE
                                                                    PAID-IN           DEVELOPMENT
     SHARES        PAR VALUE        SHARES         PAR VALUE        CAPITAL             STAGE                TOTAL
-------------------------------------------------------------------------------------------------------------------------
          -        $     -           390,830        $  3,908        $  74,093         $          -           $   78,001
          -              -                 -               -                -             (941,145)            (941,145)

-------------------------------------------------------------------------------------------------------------------------

          -              -           390,830           3,908           74,093             (941,145)            (863,144)


          -              -            43,430             435          199,565                    -              200,000
          -              -           115,801           1,158          798,842                    -              800,000
          -              -                 -               -          383,014                    -              383,014
    113,700          1,137                 -               -          507,972                    -              509,109
     89,328            893                 -               -          399,296                    -              400,189

     46,900            469                 -               -           89,531                    -               90,000

          -              -            75,000             750          149,250                    -              150,000
   (249,928)        (2,499)          249,928           2,499                -                    -                    -

          -              -         1,200,000          12,000        5,791,227                    -            5,803,227
          -              -                 -               -                -           (2,415,723)          (2,415,723)

-------------------------------------------------------------------------------------------------------------------------

          -              -         2,074,989          20,750        8,392,790           (3,356,868)           5,056,672


          -              -           180,000           1,800          946,477                    -              948,277
          -              -                 -               -           64,011                    -               64,011
          -              -                 -               -                -           (2,725,902)          (2,725,902)

-------------------------------------------------------------------------------------------------------------------------

          -              -         2,254,989          22,550        9,403,278           (6,082,770)           3,343,058
          -              -                 -               -                -           (3,040,032)          (3,040,032)

-------------------------------------------------------------------------------------------------------------------------
          -              -         2,254,989          22,550        9,403,278           (9,122,802)             303,026


          -              -        10,071,630         100,716        2,717,314                     -           2,818,030
          -              -                 -               -         (107,530)                    -            (107,530)
          -              -                 -               -                -           (3,131,059)          (3,131,059)

-------------------------------------------------------------------------------------------------------------------------

          -              -        12,326,619         123,266       12,013,062          (12,253,861)            (117,533)

                              Antex Biologics Inc.
                        (a development stage enterprise)

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (continued)

                                    For the Period August 3, 1991 (inception) to December 31, 1997
Issuance of exchange option, May 1996 ($.37 per share, net of related costs of $351,082)  . . . . . . . . .
Issuance of common stock upon exercise of Class B Warrants and stock options, May - August 1996,
   ($.50 per share, net of related costs of $214,811)   . . . . . . . . . . . . . . . . . . . . . . . . . .
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Balance at December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Issuance of common stock upon excise of stock options, October 1997 . . . . . . . . . . . . . . . . . . . .
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


Balance at December 31, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .





The accompanying notes are an integral part of these financial statements.

                                                                                       DEFICIT
        PREFERRED STOCK                  COMMON STOCK                                ACCUMULATED
----------------------------------------------------------------   ADDITIONAL         DURING THE
                                                                    PAID-IN           DEVELOPMENT
     SHARES        PAR VALUE        SHARES         PAR VALUE        CAPITAL             STAGE                TOTAL
---------------------------------------------------------------------------------------------------------------------

      -        $     -                 -     $         -        $   979,166      $           -           $  979,166
      -              -        10,153,060         101,531          4,760,188                  -            4,861,719
      -              -                 -               -                -              535,435              535,435

---------------------------------------------------------------------------------------------------------------------

      -              -        22,479,679         224,797         17,752,416        (11,718,426)           6,258,787
      -              -               625               6                423                  -                  429
      -              -                 -               -                -             (442,676)            (442,676)

---------------------------------------------------------------------------------------------------------------------

      -        $     -        22,480,304        $224,803        $17,752,839       $(12,161,102)          $5,816,540

=====================================================================================================================



                              Antex Biologics Inc.
                        (a development stage enterprise)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                  YEAR ENDED
                                                                                 DECEMBER 31                      AUGUST 3, 1991
                                                                            ----------------------                 (INCEPTION)
                                                                                                                       TO
                                                                               1996            1997             DECEMBER 31, 1997
                                                                               ----            ----             -----------------


             OPERATING ACTIVITIES
             Net income (loss)                                             $  535,435          $ (442,676)           $(12,161,102)
             Adjustments to reconcile net income
               (loss) to net cash provided by
               (used in) operating activities:

                Depreciation and amortization of
                   property and equipment, net of
                   amortization of deferred gain on
                   sale/leaseback and equipment                               47,334               80,688                 196,865
                Amortization of deferred credits                             (51,183)             (53,807)               (341,960)
                Expense recorded on issuance of
                  common stock and vesting of options                              -                    -                 531,134

                Changes in operating assets
                   and liabilities:
                   Accounts and other receivables                             48,798             (617,238)               (712,906)
                   Prepaid expenses and deposits                            (216,001)             126,467                (156,675)
                   Accounts payable and accrued
                       expenses                                               73,607              259,226                  98,765
                   Deferred research and development                         744,198             (220,612)                523,586
                   Deferred option payment                                  (250,000)                   -                       -
                   Due from affiliate                                              -                    -                 420,448
                                                                        -------------          -----------         ---------------
             Net cash provided by (used in)
                operating activities                                         932,188             (867,952)            (11,601,845)
                                                                        -------------          -----------         ---------------

             INVESTING ACTIVITIES
             Purchase of property and equipment                             (156,499)            (202,745)               (506,178)
             Decrease in restricted cash                                           -              300,000                       -
                                                                        -------------          -----------         ---------------
             Net cash provided by (used in)
                investing activities                                        (156,499)              97,255                (506,178)
                                                                        -------------          -----------         ---------------



The accompanying notes are an integral part of these financial statements.

                                                                     (Continued)

                              Antex Biologics Inc.
                        (a development stage enterprise)

              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                  YEAR ENDED
                                                                                 DECEMBER 31                      AUGUST 3, 1991
                                                                            ----------------------                 (INCEPTION)
                                                                                                                       TO
                                                                              1996             1997             DECEMBER 31, 1997
                                                                              ----             ----             -----------------


             FINANCING ACTIVITIES
             Net proceeds from sales of common stock
               and warrants and the exchange option                      $  979,166           $        -           $ 11,516,170
             Net proceeds from exercise of warrants
               and stock options                                          4,861,719                  429              4,862,148
             Proceeds from sale and leaseback
               agreement                                                          -                    -              2,164,792
             Principal repayments on sale and
                leaseback agreement                                        (601,689)            (451,412)            (2,164,792)
             Proceeds from issuance of notes payable                              -                    -                500,000
             Proceeds from sale of preferred stock                                -                    -                400,189
             Proceeds from exercise of warrants                                   -                    -                 90,000
                                                                       ------------          -----------            -----------
             Net cash provided by (used in)
                financing activities                                      5,239,196             (450,983)            17,368,507
                                                                       ------------          -----------            -----------
             Net increase (decrease) in cash and
                cash equivalents                                          6,014,885           (1,221,680)             5,260,484

             Cash and cash equivalents at
                beginning of period                                         903,951            6,918,836                436,672
                                                                       ------------          -----------            -----------

             Cash and cash equivalents at
                end of period                                          $  6,918,836          $ 5,697,156            $ 5,697,156
                                                                       ============          ===========            ===========

             Supplemental cash flows disclosures:

                Notes payable and accrued interest
                   converted to preferred stock                        $          -          $         -            $   509,109
                                                                       ============          ===========            ===========
                Sale and leaseback of property and
                   equipment                                           $          -          $         -            $ 2,099,175
                                                                       ============          ===========            ===========
                Capitalized equipment                                  $          -          $   152,832            $   152,832
                                                                       ============          ===========            ===========
                Deferred compensation                                  $     29,739          $    38,216            $   229,405
                                                                       ============          ===========            ===========
                Interest paid                                          $    115,039          $    10,123            $   699,248
                                                                       ============          ===========            ===========



     The accompanying notes are an integral part of these financial statements.

                              Antex Biologics Inc.
                        (a development stage enterprise)
                   Notes to Consolidated Financial Statements

1.    BUSINESS

      Antex Biologics Inc. (the "Company") is a biopharmaceutical company committed to improving health by developing new products to prevent and treat infectious diseases and related disorders. With respect to its human bacterial vaccine research and development, the Company currently has a strategic alliance with SmithKline Beecham and technology license agreements with Pasteur Merieux Connaught and the United States Navy.

      Since inception, the Company's revenues have been generated solely in support of its research and development activities and as of December 31, 1997, the Company's research and products are not sufficiently developed to enable the Company to generate sufficient revenues on an ongoing basis. As a result, the Company is considered to be in the development stage.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

      The financial statements include the accounts of Antex Biologics Inc. and its 73.75% owned subsidiary, MicroCarb Human Vaccines Inc., incorporated in April 1996. All intercompany transactions have been eliminated.

CASH EQUIVALENTS

      The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in a money market fund with a major bank. This fund invests in securities of the U.S. Government. The Company has not had any losses on its cash equivalents.

PROPERTY AND EQUIPMENT

      Property and equipment acquired are stated at cost and depreciated on a straight-line basis over estimated useful lives of five years. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in operations. Expenditures for maintenance, repairs and minor renewals are charged to operations.

EXCESS OF FAIR VALUE OVER COST OF NET ASSETS ACQUIRED

      The excess of fair value over cost of net assets acquired resulting from the acquisition of the Company on August 3, 1991 is being amortized over a period of ten years, using the straight-line method, and is included in general and administrative costs on the statements of operations. The amounts of $28,236, $28,236, and $181,180 have been reflected as contra-expenses for the years

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


ended December 31, 1996 and 1997, and for the period August 3, 1991 (inception) to December 31, 1997, respectively.

REVENUE RECOGNITION

      Cash payments received in advance of performing contracted research and development services are recorded as deferred revenue until the services are performed.

      Revenue equal to expenses incurred by the Company which are directly reimbursable pursuant to the provisions of the strategic alliance is recognized when the related expenses are incurred.

      Milestone payments are recognized as revenue when earned.

RESEARCH AND DEVELOPMENT COSTS

      Research and development costs are expensed as incurred.

INCOME TAXES

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE

      In 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding after giving effect to all dilutive potential common shares that were outstanding during the period. The Company did not have any dilutive potential common shares during the year ended December 31, 1997. Net income (loss) as reported is available to common shareholders and was not adjusted for the computation of basic or diluted earnings per share. Earnings per share for the year ended December 31, 1996 has been restated to conform to SFAS 128.

      The following table reconciles the weighted average number of common shares outstanding during each year for basic earnings per share with the comparable amount for diluted earnings per share.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


                                                                       1996                    1997
                                                                     --------                --------

   Weighted average shares outstanding                              17,037,203              22,479,835
   Escrowed shares                                                    (291,663)               (291,663)
                                                                    -----------             -----------
   Weighted average shares outstanding -
         basic                                                      16,745,540              22,188,172
   Dilutive potential common shares                                  9,354,466                       -
                                                                    ----------              ----------
   Weighted average shares outstanding -
         diluted                                                    26,100,006              22,188,172
                                                                    ==========              ==========


NEW ACCOUNTING STANDARDS

      The Financial Accounting Standards Board has issued two new standards which become effective for reporting periods beginning after December 15, 1997. SFAS 130, Reporting Comprehensive Income, requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. The Company will begin making the additional disclosures required by SFAS 130 in the first quarter of 1998. SFAS 131, Disclosures about Segments of an Enterprise and Related Information, requires financial and descriptive information with respect to "operating segments" of an entity based on the way management disaggregates the entity for making internal operating decisions. The Company will begin making the disclosures required by SFAS 131 with financial statements for the year ending December 31, 1998.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:



                                                                                 DECEMBER 31
                                                                           1996                   1997
                                                                       ----------            -----------

     Research and development equipment                              $ 1,996,028             $ 2,319,304

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


     Office equipment                                                     88,737                  93,709
     Leasehold improvements                                              317,843                 320,772
     Construction in progress                                                  -                  24,400
                                                                      ----------              ----------
                                                                       2,402,608               2,758,185
     Accumulated amortization and depreciation                        (1,865,495)             (2,311,324)
                                                                      -----------             -----------
                                                                      $  537,113              $  446,861
                                                                      ==========              ==========

      In August 1993, the Company entered into a $2,164,792 sale and leaseback agreement covering substantially all of the Company's then existing research and development equipment, furniture and fixtures, and leasehold improvements. Effective February 28, 1997, the Company prepaid the remaining outstanding principal balance and reacquired the related assets for $1.


4.    INCOME TAXES

      Significant components of the net deferred tax asset are as follows:

                                                              DECEMBER 31
                                                       1996                   1997
                                                       ----                   ----
   Deferred tax assets:
     Net operating loss carryforwards
        generated                                 $ 4,424,400             $ 4,589,700
     Research and development tax credit
        carryforwards                                 226,100                 226,100
     Other deferred tax assets                        482,200                 431,400
                                                  -----------             -----------
                                                    5,132,700               5,247,200
   Valuation allowance                             (5,132,700)             (5,247,200)
                                                  -----------             -----------

   Net deferred tax asset                         $         -             $         -
                                                  ===========             ===========


      Management has provided a full valuation allowance against total deferred tax assets as of the balance sheet dates because the Company's ability to generate sufficient future taxable income is uncertain.

      As of December 31, 1997, the Company had net operating loss carryforwards of approximately $11,884,000 for federal and state tax reporting purposes which will expire in years 2006 to 2012. Due to certain changes in ownership, the Company's ability to utilize tax net operating loss carryforwards arising prior to April 1995 is limited.


5.    COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATION

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements



       The Company leases research facilities and office space pursuant to a noncancelable operating lease expiring in January 1999. The lease provides for fees for excess utility usage and administrative services and scheduled increases in rental payments. Rent expense was approximately $224,000, $232,000 and $1,350,000 for the years ended December 31, 1996 and 1997, and the period August 3, 1991 (inception) to December 31, 1997, respectively. Future minimum lease payments are as follows:

      YEAR ENDING DECEMBER 31                  AMOUNT
      -----------------------                  ------

                 1998                        $  265,000
                 1999                            22,000
                                             ----------
                                             $  287,000
                                             ==========

      The Company is currently in negotiations to extend its lease and to increase its total space to approximately 25,000 square feet.

LICENSES

      The Company has two licenses for exclusive rights for issued and pending patent applications that are co-owned. Under both, if the Company fails to pay certain royalty levels for certain products by 1998 or 2001, as the case may be, the licensor may convert the licenses to non-exclusive licenses.

      Royalties are expensed as incurred.

ENVIRONMENTAL MATTERS

      The Company has been identified as one of approximately 800 potentially responsible parties by the United States Environmental Protection Agency ("EPA") for a site cleanup in Denver, Colorado, where the Company sent hazardous materials for disposal. Under the provisions of a proposed settlement developed by independent mediators, the Company's share of the total cleanup costs has been calculated to be less than $6,500.



6.    STRATEGIC ALLIANCE

      On May 7, 1996, the Company executed definitive agreements with SmithKline Beecham Corporation and SmithKline Beecham Biologicals Manufacturing s.a. ("SmithKline"), effective March 1, 1996, which established a corporate joint venture, MicroCarb Human Vaccines Inc. ("MCHV"), to develop and commercialize human bacterial vaccines utilizing the Company's proprietary technologies. The agreements provide for the following: a payment of $3,000,000 to the Company in connection with SmithKline's acquisition of a 26.25% equity interest in MCHV;

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


payments totalling $2,400,000 and $2,600,000 to the Company to fund research and development for the first and second years, respectively, with SmithKline having the option to fund future years; two separate options granted to SmithKline expiring October 1, 1997 and 1998, respectively, to acquire from the Company additional equity interests in MCHV; an exchange option granted by the Company to SmithKline enabling SmithKline to convert its equity interest in MCHV for up to 4,793,685 shares of the Company's common stock, under specified conditions; and a warrant granted by the Company to SmithKline enabling SmithKline to acquire up to 7,682,637 shares of the Company's common stock, under specified conditions, and only to the extent that stipulated options and warrants previously granted and outstanding as of the date of the establishment of the strategic alliance are exercised. The agreements also provide for SmithKline to make milestone payments and pay royalties to MCHV; and for SmithKline to reimburse the Company for expenses the Company incurs for agreed upon production lots of vaccines for clinical trials, the conduct of agreed upon clinical trials, and agreed upon prosecution and maintenance of the Company's patents and patent applications. As further stipulated in the agreements, SmithKline will be responsible for conducting additional clinical trials, manufacturing, and sales and distribution.

      With respect to the $3,000,000 the Company received in 1996 for the equity interest purchase, $1,330,248, representing the portion applicable to the exchange option granted by the Company, has been reflected as additional paid-in capital, net of related legal fees.

      The first option to acquire an additional equity interest in MCHV expired on October 1, 1997. Effective November 1, 1997, in accordance with the provisions of the SmithKline warrant, the maximum number of warrants exercisable was reduced to 5,761,978.


7.    TECHNOLOGY LICENSE AGREEMENTS

      In December 1994, the Company entered into a technology license agreement with Pasteur Merieux Connaught , whereby the Company granted an exclusive license to develop, produce and market any product using the Company's Haemophilus influenzae nontypeable Hin47 adhesion protein in all countries other than those of the Asia-Pacific region, as defined. The Company earned a license fee in 1994 and is entitled to milestone payments based on the licensee's performance or the passage of time. Two such milestone payments have subsequently been earned. Upon commercialization, the licensee is obligated to pay a guaranteed minimum annual royalty to the Company on sales of any product incorporating the Company's technology. The licensee successfully completed a Phase IA clinical trial in 1997, and a second Phase IB clinical trial is ongoing.

      In August 1994, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the United States Navy, whereby the Company granted Government Purpose License Rights to its Campylobacter vaccine technology. In exchange for the rights granted, the United States Navy agreed to conduct and fund the costs involved in Phase I, II and III clinical trials for the vaccine, subject to the availability of required funds. The Company

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


retained all commercial rights to develop, produce and market any product involving the Campylobacter technology. Either party may terminate the CRADA upon thirty days written notice. A Phase I clinical trial of the vaccine candidate was successfully completed in 1996. A second Phase I clinical trial of the vaccine candidate with an adjuvant was successfully completed in January 1997. A Phase II clinical trial is ongoing.


8.  CAPITAL TRANSACTIONS

INITIAL PUBLIC OFFERING

      In December 1992, the Company closed an initial public offering of 1,200,000 units at $6.00 per unit, each unit consisting of one share of the Company's common stock and one warrant to purchase one share of the Company's common stock at $7.50 per share. In January 1993, the Company sold an additional 180,000 units at $6.00 per unit. On December 17, 1997, the warrants related to these units expired.

      In connection with the offering, the Company issued, to the investment banker who offered the units, an option to purchase up to 120,000 units at $8.40 per unit. This option expired on December 17, 1997.

PRIVATE PLACEMENT

      In April 1995, the Company completed a private placement resulting in gross proceeds to the Company of $3,525,000. Pursuant to the terms of the private placement, the Company issued 70.5 units, each unit consisting of 142,860 shares of common stock and an equal number of Class B warrants. Each Class B warrant entitled the holder thereof to purchase one share of common stock at an exercise price of $0.50 per share. The Class B warrants were exercised in their entirety in 1996 resulting in gross proceeds to the Company of approximately $5,072,000.

      In connection with the private placement, the Company issued to the Placement Agent a unit purchase option granting the Placement Agent the option to purchase 24.67 units from the Company at a purchase price of $50,000 per unit. Each warrant comprising the Placement Agent's units has the same terms and conditions as did a Class B warrant, except that it is not subject to redemption by the Company. The unit purchase option is exercisable for a two-year period commencing on March 24, 1998.

COMMON STOCK

      As of December 31, 1997, common stock reserved for future issuance includes the following:

      Common Stock Warrants:
          SmithKline                                         5,761,978

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


          Placement Agent's option                                          3,524,357
      Common Stock Options:
          Stock option plans                                                9,189,375
          Exchange option                                                   4,793,685
          Placement Agent's option                                          3,524,356
                                                                           ----------
      Total                                                                26,793,751
                                                                           ==========



9.    STOCK OPTION PLANS

1992 DIRECTORS' STOCK OPTION PLAN

      In 1992, the Company adopted the 1992 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, as amended, provides for the grant of options to purchase up to an aggregate of 1,700,000 shares of the Company's common stock to nonemployee directors. Under the Directors' Plan, upon initial election to the Board, a director is granted an option to purchase the number of shares of common stock equal to $20,000 ($10,000 if elected on or after the six-month anniversary of the most recent annual shareholders meeting) divided by the greater of the market price of the common stock on the date of grant or $0.50. At the time of reelection to serve or upon continuing to hold office for the following year, a director is granted an additional option to purchase the number of shares of common stock equal to $20,000 divided by the greater of the market price of the common stock on the date of the grant or $0.50. For directors who have served for at least three years, this basic annual grant is supplemented every third year by an additional grant of an option to purchase a number of shares of common stock equal to 150% of the number of shares covered by the basic grant. Vesting occurs quarterly in four equal installments over a period of one year following the date of grant. Options granted under the Directors' Plan have a term of five years.

1992 STOCK OPTION PLAN

      In 1992, the Company adopted the 1992 Stock Option Plan (the "Plan"). The Plan, as amended, provides for the grant of options to purchase up to an aggregate of 7,500,000 shares of the Company's common stock. The Plan provides for the issuance of incentive stock options ("ISOs") to employees and non-qualified stock options ("NQSOs") to employees and others. The exercise price of ISOs must be at least equal to the fair market value of the Company's common stock on the date of grant. Under the Plan, ISOs and NQSOs may have a term of up to ten years.

STOCK OPTIONS OUTSTANDING

      Stock options outstanding under these plans are as follows:

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


                               DIRECTORS' PLAN                        PLAN
                               ---------------                        ----

                                            WEIGHTED                         WEIGHTED
                                            AVERAGE                           AVERAGE
                                            EXERCISE                         EXERCISE
                            SHARES           PRICE              SHARES         PRICE
                            ------           -----              ------         -----
December 31, 1995           45,000            $3.28            2,229,230        $1.41

Granted                     66,300            $1.81            1,495,000        $0.50
Expired                          -                               (14,219)       $4.44
Exercised                        -                               (10,000)       $0.50
                           -------                             ---------

December 31, 1996          111,300            $2.40            3,700,011        $1.03

Granted                    101,052            $0.59              456,000        $0.84
Expired                    (10,000)           $6.00              (22,875)       $0.68
Exercised                        -                                  (625)       $0.69
                           -------                             ---------

December 31, 1997          202,352            $1.32            4,132,511        $1.01
                           =======                             =========

      The range of exercise prices for options outstanding as of December 31, 1997 was $0.59 to $6.00 and $0.37 to $6.00 for the Directors' Plan and the Plan, respectively. Additional information regarding options outstanding and exercisable as of December 31, 1997 is as follows:

                                       WEIGHTED                      WEIGHTED
                                       AVERAGE                       AVERAGE
                         OUTSTANDING   EXERCISE     EXERCISABLE      EXERCISE
EXERCISE PRICE             SHARES       PRICE          SHARES         PRICE
--------------             ------       -----          ------         -----
$0.37 to $0.56           3,050,000      $0.48        2,724,581        $0.47
$0.59 to $0.87             497,052      $0.74          135,338        $0.74
$0.97 to $1.81             398,811      $1.12          148,811        $1.36
$2.00 to $4.00              46,000      $2.79           43,188        $2.69
         $6.00             343,000      $6.00          343,000        $6.00
                          --------                    --------
                         4,334,863      $1.02        3,394,918        $1.11
                         =========                   =========


STOCK-BASED COMPENSATION DISCLOSURE

      The Company has adopted the disclosure-only provisions of SFAS 123 for its stock options plans. The Plan provides for the issuance of stock options that generally vest over a four year

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


period and have a maximum term of ten years. The Directors' Plan provides for the issuance of stock options that vest over a one year period and have a maximum term of five years. Had compensation cost for the Company's stock option plans been determined on the fair value at the grant date for awards in 1996 and 1997, consistent with the provisions of SFAS 123, the Company's net income
(loss) would have been adjusted to the pro forma amounts indicated below.

                                                 1996                      1997
                                                 ----                      ----

Net income (loss) -- as reported            $    535,435             $  (442,676)
SFAS 123 pro forma adjustment                 (1,029,201)               (340,892)
                                            ------------             -----------
Net loss -- pro forma                       $   (493,766)            $  (783,568)
                                            ============             ===========

Earnings (loss) per share - basic,
      as reported                                  $0.03                  $(0.02)
                                                   =====                  ======
Earnings (loss) per share - diluted,
      as reported                                  $0.02                  $(0.02)
                                                   =====                  ======

Earnings (loss) per share - basic
      and diluted, proforma                       $(0.03)                 $(0.04)
                                                  ======                  ======


      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                    1996                     1997
                                    ----                     ----
     Expected life (years)          9.94                    9.09
     Interest rate                  6.30%                   6.86%
     Volatility                    177.6%                  166.7%
     Dividend yield                    0%                      0%


      The weighted average remaining contractual life of options outstanding is
9.26 years and 7.78 years for 1996 and 1997, respectively. The weighted average fair value of the options is $0.55 and $0.78 per option for 1996 and 1997, respectively. The expense related to the value ascribed to the stock options is recognized over the vesting period of one to four years.


10.   401(K) PLAN AND EXECUTIVE COMPENSATION BENEFITS

      The Company has a 401(k) Plan which covers all employees who have completed six months of service and are at least 21 years of age. Each eligible employee may potentially contribute up

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


to 15% of their salary, subject to certain annual limits. The Company does not match employee contributions.

      As part of a deferred compensation plan adopted in 1993, the Company has established a "Rabbi Trust". The Trust holds the assets of the deferred compensation plan; which could be available to creditors in the event of a liquidation. Accordingly, an asset and a corresponding liability have been recorded for financial reporting purposes resulting from $125,000 of compensation deferred by an officer and capital appreciation thereon.

      In 1993, the Company entered into Split Dollar Agreements with two officers whereby the Company pays the premiums on split dollar life insurance policies held by these individuals. Under the terms of the agreements, the officers are required to reimburse the Company for these premiums. However, since it is possible that the Company may waive this reimbursement, no asset for the premiums has been recorded. The Company paid approximately $90,800 and $88,900 in premium payments in 1996 and 1997, respectively.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24:   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that such expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Thirteenth of the Company's Certificate of Incorporation requires the Company to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

      The Company maintains, at its expense, a policy of insurance that insures its directors and officers, subject to certain exclusions or deductions that are usual in such insurance policies, against certain liabilities that may be incurred in those capacities, including liabilities arising under the Securities Act of 1933, as amended, and the Exchange Act.


ITEM 25:   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an itemized statement of the expenses expected to be incurred in connection with the offer and sale of the shares of Common Stock covered by this Registration Statement:

      Legal fees                                            $  7,000
      Accounting fees and expenses                             3,000
      Printing and duplication expenses                        2,000
                                                               -----

      TOTAL                                                  $12,000
                                                             =======

      All expenses are estimates.

      The Selling Security Holders will not bear any portion of the foregoing expenses, but will pay fees in connection with the resale of the shares of Common Stock effected to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions, as well as the fees and disbursements of counsel and accountants, if any, retained by the Selling Security Holders and any other fees and expenses not expressly agreed to be borne by the Company.

ITEM 26:   RECENT SALES OF UNREGISTERED SECURITIES

PRIVATE PLACEMENT

      On April 18, 1995, the Company completed the private offer and sale (the "Private Placement") of 70.5 Units (each, a "Unit"), at a purchase price of $50,000 per Unit, each Unit consisting of 142,860 shares (the "Unit Shares") of Common Stock and an equal number of Class B Warrants (the Unit Shares, the Class B Warrants, and the Common Stock issuable upon exercise of the Class B Warrants, collectively, the "Private Placement Securities"). An aggregate of 10,071,630 Unit Shares and an equal number of Class B Warrants were sold in the Private Placement. The Private Placement Securities were sold to 122 "accredited investors" as such term is defined in Rule 501(a) under the Securities Act.

      The Company received $3,525,000 in gross proceeds as a result of the Private Placement. D.H. Blair Investment Banking Corp. acted as Placement Agent. In consideration for its services provided as Placement Agent, the Placement Agent received among other things (i) a placement fee equal to ten percent (10%) of the gross proceeds realized by the Company from the Private Placement, (ii) a nonaccountable expense allowance equal to three percent of the gross proceeds realized by the Company from the Private Placement, (iii) a Unit Purchase Option (the "Private Placement Unit Purchase Option"), exercisable for two years beginning on March 24, 1998, at a purchase price of $50,000 per Unit, to purchase 24.67 Units (each such Unit having terms that are the same as the Units sold in the Private Placement, except that the Warrants comprising such Units are not subject to redemption) and (iv) reimbursement by the Company for certain expenses (including legal fees) incurred in connection with the Offering.

      In 1996, all of the Class B Warrants issued in the Private Placement, plus Class B Warrants to purchase an additional 71,430 shares of Common Stock issued as the result of an inadvertent overissuance, were exercised by the holders thereof (the "Warrant Exercises"). The Company received gross proceeds of $5,072,000 from the Warrant Exercises before paying associated fees of $215,000.

      Both the Private Placement and the Warrant Exercises were effected under an exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Each investor was provided with business and financial information with respect to the Company and was provided with the opportunity to obtain additional information in order to verify the information provided or to further inform himself respecting the Company. In addition, each investor acknowledged in writing, that he was "an accredited investor" as defined in Rule 501, as indicated by his responses to an investor questionnaire, and that he was able to bear the economic risk of an investment in the Private Placement Securities. Each investor agreed that he would not sell or otherwise transfer the Private Placement Securities unless they were registered or otherwise qualified under the Securities Act and any applicable state securities laws or unless an exemption from such registration or qualification was applicable. Each investor also consented to the placement of a legend on any certificate or other document that evidenced the Unit Shares and Class B Warrants comprising his Units and the Common Stock issuable upon exercise of such warrants stating that they have not been registered or otherwise qualified under the securities laws and setting forth or referring to the restrictions and transferability and sale thereof.

      A notice on Form D was filed with the Commission with respect to the issuance of the Units.

JOINT VENTURE

      On May 7, 1996, the Company entered into a joint venture (the "Joint Venture") with SmithKline Beecham Corporation ("SBB"), and SmithKline Beecham Biologicals Manufacturing s.a., a Belgian affiliate of SBB that is engaged in the development, commercialization and marketing of human vaccines ("SKB"). In connection with the entry into the Joint Venture, the Company granted to SKB an option (the "Exchange Option") to convert its interest in the Joint Venture into up to 4,793,685 shares of Common Stock, subject to the limitation that in no event may SKB convert its equity interest in the Joint Venture into Common Stock to the extent that it would result in SKB, taking into account all other shares of Common Stock acquired by SKB regardless of the source, owning in excess of 28% of the outstanding shares of Common Stock. In addition, to protect SKB against the dilution of its right to convert its interest in the Joint Venture into Common Stock, the Company granted to SKB a warrant (the "SKB Warrant") to purchase an indeterminate number of additional shares of Common Stock that becomes exercisable under certain circumstances if and to the extent that certain designated warrants and employee stock options outstanding as of the date of the establishment of the Joint Venture are exercised.

      The Exchange Option and the SKB Warrant were issued by the Company to SKB in reliance on an exemption from registration under Section 4(2) of the Securities Act.


ITEM 27:   EXHIBITS


              Exhibit
                No.                Description
                ---                -----------

                3.1                Certificate of Incorporation (1)

                        3.2        Certificate of Merger relating to merger of BioCarb Inc. with and into the Registrant as filed with the Delaware Secretary of State on September 21, 1992 (1)

                        3.3        Certificate of Amendment to Certificate of Incorporation (7)

                        3.4        Certificate of Ownership and Merger Merging Virgo Biologicals Inc. Into MicroCarb Inc., dated
                                   August 16, 1996 (effecting the change in the corporate name from MicroCarb Inc. to Antex
                                   Biologics Inc.) (11)

                        3.5        ByLaws, as amended (3)

                        4.1        Form of Common Stock Certificate (3)

                        4.2        Form of Redeemable Warrant Agreement (including form of specimen warrant certificate) (8)

                        5.1        Opinion of Covington & Burling (14)

                      *10.1        Amended and Restated Stock Option Plan, as amended (10)

                      *10.2        1992 Directors' Stock Option Plan, as amended (10)

                      *10.3        Employment Agreement dated as of January 1, 1996 by and between the Company and V. M.
                                   Esposito (9)

                      *10.4        Employment Agreement dated as of May 1, 1995 by and between the Company and Gregory C.
                                   Zakarian (8)

                      *10.5        Employment Agreement effective as of October 1, 1997 by and between the Company and Theresa
                                   M. Stevens (Smith) (12)

                      *10.6        Employment agreement effective as of December 8, 1997 by and between the Company and Larry R.
                                   Ellingsworth (13)

                       10.7        Form of Confidentiality Agreement by and between the Company and its employees (1)

                       10.8        Form of Inventions Disclosure Agreement by and between the Company and its employees (1)

                       10.9        Form of Non-disclosure and Invention Assignment Agreement by and between the Company and its employees (1)

                      10.10        Patent License Agreement dated as of May 15, 1992 by and between the Company and HSC Research and Development Limited Partnership (1)

                      10.11        Patent License Agreement dated as of May 15, 1992 by and between the Company and HSC Research and Development Limited Partnership (1)

                      10.12        Patent and Technology License Agreement dated as of November 21, 1990 by and between BioCarb
                                   Inc. and HSC Research Development Corporation (1)

                      10.13        Form of Technology License Agreement dated as of October 26, 1992 by and between the Company and GalaGen Inc. (1)

                      10.14        Lease dated January 13, 1989 by and between Crown Pointe Center Venture and BioCarb Inc. with
                                   Assignment of Lease dated September 13, 1990 (1)

                      10.15        Stock Purchase Agreement dated as of July 17, 1991 by and between BioCarb AB and Howard C.
                                   Krivan, Ph.D. (2)

                      10.16        Form of Unit Purchase Option with Underwriter (3)

                      10.17        Sale and Leaseback Agreement dated as of August 13, 1993 by and between the Registrant and
                                   Aberlyn Capital Management Limited Partnership for a total of $2,164,792 (4)

                      10.18        Form of Private Placement Unit Purchase Option (8)

                      10.19        MicroCarb Human Vaccines Inc. Stockholders Agreement dated May 6, 1996, effective March 1,
                                   1996, by and between the Company, SmithKline Beecham Biologicals Manufacturing s.a., and
                                   MicroCarb Human Vaccines Inc. (6)

                      10.20        Stock Purchase Agreement dated May 6, 1996, effective March 1, 1996, by and between MicroCarb
                                   Human Vaccines Inc., the Company and SmithKline Beecham Biologicals Manufacturing s.a.
                                   (Certain confidential information omitted) (6)

                      10.21        SKB Transitory License Agreement dated May 6, 1996, effective March 1, 1996, by and between the Company and SmithKline Beecham Biologicals Manufacturing s.a. (Certain confidential information omitted) (6)

                      10.22        MicroCarb Vaccines License Agreement dated May 6, 1996, effective March 1, 1996, by and between MicroCarb Human Vaccines Inc. and the Company (Certain confidential information omitted) (6)

                      10.23        Assignment of Transitory License Agreement and Restatement of Rights and Obligations Under
                                   the Vaccines License Agreement dated May 6, 1996, effective March 1, 1996, by and between
                                   SmithKline Beecham Biologicals Manufacturing s.a., MicroCarb Human Vaccines Inc. and the
                                   Company (6)

                      10.24        Research and Development, Research Support and License Agreement dated May 6, 1996, effective
                                   March 1, 1996, by and between MicroCarb Human Vaccines Inc., the Company and SmithKline
                                   Beecham Corporation (Certain confidential information omitted) (6)

                      10.25        Exchange Option Agreement dated May 6, 1996, effective March 1, 1996, by and between
                                   SmithKline Beecham Biologicals Manufacturing s.a., the Company and MicroCarb Human Vaccines
                                   Inc. (6)

                      10.26        Warrant to Purchase Common Stock of the Company dated May 6, 1996, effective March 1, 1996, issued to SmithKline Beecham Biologicals Manufacturing s.a. (Certain confidential information omitted) (6)

                      10.27        Registration Rights Agreement dated May 6, 1996, effective March 1, 1996, by and between the
                                   Company and SmithKline Beecham Biologicals Manufacturing s.a. (6)

                       23.1        Consent of Covington & Burling, included in Exhibit 5.1

                       23.2        Consent of Coopers & Lybrand L.L.P.**

      * Management plan or compensatory plan or arrangement

-------------------------------------------------

(1) Incorporated by reference to an exhibit to the Company's Registration Statement on Form S-1 (Reg No. 33-53774) filed on October 27, 1992.

(2)        Incorporated by reference to an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 filed on
           December 2, 1992.

(3)        Incorporated by reference to an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed on
           December 15, 1992.

(4)        Incorporated by reference to an exhibit to Form 10-QSB for the quarter ended September 30, 1993 filed on November 12,
           1993.

(5)        Incorporated by reference to an exhibit to Form 10-KSB for the year ended December 31, 1993 filed on March 29, 1994.

(6)        Incorporated by reference to an exhibit to Form 8-K filed on May 22, 1996.

(7)        Incorporated by reference to an exhibit to Form 10-QSB for the quarter ended March 31, 1997 filed on May 14, 1997.

(8)        Incorporated by reference to an exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-96168)
           filed on August 24, 1995.

(9)        Incorporated by reference to an exhibit to Form 10-QSB for the quarter ended March 31, 1996 filed on May 20, 1996.

(10)       Incorporated by reference to an exhibit to Form S-8 (Registration No. 333-32377) filed on July 30, 1997.

(11)       Incorporated by reference to an exhibit to Form 8-K filed on September 9, 1996.

(12)       Incorporated by reference to an exhibit to Form 10-QSB for the quarter ended September 30, 1997 filed on November 6,
           1997.

(13)       Incorporated by reference to an exhibit to Form 10-KSB for the year ended December 31, 1997 filed on March 19, 1998.

(14)       Incorporated by reference to an exhibit to the Company's Registration Statement on Form SB-2 (Registration
           No. 333-26353) filed on May 9, 1997.


**         Filed herewith.
-------------------------------------------------------------

ITEM 28:   UNDERTAKINGS.

      (a)  The undersigned Registrant will:

           (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                 (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) include any additional or changed material information on the plan of distribution.

           (2) for determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

           (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Gaithersburg, State of Maryland, April 29, 1998.

                                  ANTEX BIOLOGICS INC.


                                  By:/s/ V.M. ESPOSITO
                                     -------------------------
                                       V.M. Esposito
                                       President


      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

           SIGNATURE                                                   DATE
           ---------                                                   ----
      /s/ V.M. ESPOSITO                                             April 29, 1998
      ------------------------------
      V.M. Esposito
      Director, President, and
      Chief Executive Officer
      (Principal Executive Officer)



      /s/ GREGORY C. ZAKARIAN                                       April 29, 1998
      ----------------------------
      Gregory C. Zakarian
      Treasurer and Chief Financial
      Officer
      (Principal Financial Officer and
      Principal Accounting Officer)



      CHARLES J. COULTER*                                           April 29, 1998
      ------------------------------
      Charles J. Coulter
      Director


      BRUCE E. ELMBLAD*                                             April 29, 1998
      ------------------------------
      Bruce E. Elmblad
      Director


      DONALD G. STARK*                                              April 29, 1998
      -------------------------------
      Donald G. Stark
      Director


      /s/ V.M. ESPOSITO
      ------------------------------
      *V.M. Esposito
      Attorney-in-fact

                                 EXHIBIT INDEX

           The following exhibits are filed with this Registration Statement.


                                                            Page No. of
Exhibit                                                     Sequentially
Number                                                      Number Copy
------                                                      -----------

23.2       Consent of Coopers & Lybrand L.L.P.